Exhibit (a)(1)(A)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

And the Associated Rights to Purchase Shares of Series A Junior Participating Preferred Stock

of

Wind River Systems, Inc., a Delaware corporation

at

$11.50 NET PER SHARE

by

APC II Acquisition Corporation, a Delaware corporation

a wholly owned subsidiary of

Intel Corporation, a Delaware corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00

MIDNIGHT,

NEW YORK CITY TIME, ON JULY 9, 2009,

UNLESS THE OFFER IS EXTENDED.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated June 4, 2009 (the “Merger Agreement”), by and among Intel Corporation (“Parent” or “Intel”), APC II Acquisition Corporation (“Purchaser”) and Wind River Systems, Inc. (“Seller”). The Purchaser is offering to purchase in a cash tender offer (the “Offer”) all outstanding shares of common stock, par value $0.001 per share, of Seller (the “Company Shares”), including the associated rights to purchase shares of Series A Junior Participating Preferred Stock, par value $0.001 per share of Seller (the “Rights,” and collectively with the Company Shares, the “Shares”), at a price of $11.50 per Share, net to the selling stockholder in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (as defined below). The Offer is conditioned upon, among other things, (i) satisfaction of the Minimum Condition (as defined below), and (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) shall not have expired or been terminated prior to the expiration of the Offer or the antitrust and similar regulatory waiting periods, clearances, consents or approvals under the German Act against Restraints of Competition, the Restrictive Trade Practices Laws 5748-1998 of Israel, or any other material consent or approvals of any governmental authority shall not have expired, been obtained or been terminated. The term “Minimum Condition” is defined in Section 15 — “Conditions of the Offer” and generally requires that there has been validly tendered and not validly withdrawn prior to the expiration date for the Offer (as it may have been extended or re-extended pursuant to the Merger Agreement, the “Expiration Date”) at least that number of Company Shares equal to (i) fifty percent of the then outstanding Company Shares on a “fully diluted basis” (including all Company Shares potentially issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights (other than the Rights), including the Seller’s outstanding restricted stock units and performance shares (each a “RSU” and collectively the “RSUs”), in each case, which are convertible or exercisable prior to the “Outside Date” (which is defined in the Merger Agreement as October 31, 2009; provided, however, that the “Outside Date” is subject to extension until January 29, 2010 under certain circumstances described in the Merger Agreement), but excluding the sum of all Company Shares that are subject to the Tender and Support Agreement (as defined below) (the “Subject Shares”)) plus (ii) the Subject Shares. The Offer is also subject to other important conditions set forth in this Offer to Purchase. See Section 15 — “Conditions of the Offer.”

The Board of Directors of Seller (the “Seller Board”) has unanimously (i) determined that the Offer is fair to, and in the best interests of, the stockholders of Seller; (ii) approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the merger of Purchaser with and into Seller with the Seller surviving the merger as a wholly owned subsidiary of Intel (the “Merger”); and (iii) resolved and agreed to recommend that holders of Company Shares tender their Company Shares pursuant to the Offer and, if required by applicable law, approve and adopt the Merger Agreement and approve the Merger.

IMPORTANT

Any stockholder of Seller wishing to tender Company Shares in the Offer must (i) complete and sign the letter of transmittal (or a facsimile thereof) that accompanies this Offer to Purchase (the “Letter of Transmittal”) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined below) together with certificates representing the Company Shares tendered or follow the procedure for book-entry transfer set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Company Shares” or (ii) request such stockholder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. A stockholder whose Company Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such stockholder wishes to tender such Company Shares.

Any stockholder of Seller who wishes to tender Company Shares and cannot deliver certificates representing such Company Shares and all other required documents to the Depositary on or prior to the Expiration Date or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Company Shares pursuant to the guaranteed delivery procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Company Shares.”

Questions and requests for assistance may be directed to the Information Agent (as defined below) or the Dealer Manager (as defined below) at their addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery (as defined below) and other related materials may also be obtained from the Information Agent or the Dealer Manager. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

The Dealer Manager for the Offer is:

Georgeson Securities Corporation

June 11, 2009

SUMMARY TERM SHEET

APC II Acquisition Corporation, a wholly owned subsidiary of Intel, is offering to purchase in a cash tender offer (the “Offer”) all outstanding shares of common stock, par value $0.001 per share, of Seller (the “Company Shares”), including the associated rights to purchase shares of Seller’s Series A Junior Participating Preferred Stock, par value $0.001 per share (the “Rights,” and collectively with the Company Shares, the “Shares”), for $11.50 per Share, net to the selling stockholder in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. The following are answers to some of the questions you, as a stockholder of Seller, may have about the Offer. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal and the other documents to which we have referred you because this summary may not contain all of the information that is important to you. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my securities?

We are APC II Acquisition Corporation, a Delaware corporation formed for the purpose of making this Offer. We are a wholly owned subsidiary of Intel. See the “Introduction” to this Offer to Purchase and Section 8 — “Certain Information Concerning Parent and the Purchaser.”

What are the classes and amounts of securities sought in the Offer?

We are seeking to purchase all of the outstanding shares of common stock, par value $0.001 per share, of Seller and the associated Rights. See the “Introduction” to this Offer to Purchase and Section 1 — “Terms of the Offer.”

What are the Rights?

The Rights are rights to purchase Series A Junior Participating Preferred Stock of Seller, issued pursuant to that certain Amended and Restated Rights Agreement, dated as of September 29, 2006, as amended to date, by and between Seller and American Stock Transfer and Trust Company (the “Rights Agreement”). The Rights were issued to all Seller stockholders, but currently are not represented by separate certificates. Instead, the Rights are represented by and are transferable with your Company Shares. A tender of your Company Shares will automatically include a tender of the Rights. See Section 1 — “Terms of the Offer.”

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $11.50 per Share, net to you in cash, without interest and less any required withholding taxes. If you are the record owner of your Company Shares and you directly tender your Company Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Company Shares through a broker, banker or other nominee, and your broker tenders your Company Shares on your behalf, your broker, banker or other nominee may charge you a fee for doing so. You should consult your broker, banker or other nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.

Do you have the financial resources to make payment?

Yes. Intel, our parent company, will provide us with sufficient funds to purchase all Company Shares validly tendered in the Offer and not validly withdrawn and to provide funding for our Merger with Seller, which is expected to follow the successful completion of the Offer in accordance with the terms and conditions of the Merger Agreement. The Offer is not subject to a financing condition. Intel intends to provide us with the necessary funds from cash on hand. See Section 9 — “Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender my Company Shares in the Offer?

No. We do not think our financial condition is relevant to your decision of whether to tender Company Shares and accept the Offer because:

•	the Offer is being made for all outstanding Company Shares solely for cash;

•

we, through our parent company, Intel, will have sufficient funds available to purchase all Company Shares validly tendered in the Offer and not validly withdrawn in light of Intel’s financial capacity in relation to the amount of consideration payable;

•	the Offer is not subject to any financing condition; and

•	if we consummate the Offer, we expect to acquire any remaining Company Shares for the same cash price in the Merger.

See Section 9 — “Source and Amount of Funds.”

How long do I have to decide whether to tender my Company Shares in the Offer?

Unless we extend the Offer, you will have until 12:00 midnight, New York City time, on July 9, 2009, to tender your Company Shares in the Offer. Furthermore, if you cannot deliver everything required to make a valid tender by that time, you may still participate in the Offer by using the guaranteed delivery procedure that is described later in this Offer to Purchase prior to that time. See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Company Shares.”

Can the Offer be extended and under what circumstances?

Yes. We have agreed in the Merger Agreement that:

•

We may (but are not required to) extend the Offer on one (1) or more occasions, if on any then-scheduled expiration date of the Offer any of the conditions to our obligation to accept for payment and pay for the Company Shares validly tendered in the Offer (the “Offer Conditions”) are not satisfied or waived for such period of time as Purchaser reasonably determines to be necessary to permit such Offer Conditions to be satisfied or waived.

•	We are required to extend the Offer:

•	for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof applicable to the Offer;

•

for two (2) consecutive ten (10) business day periods beyond the original expiration date of the Offer if, at the time of such scheduled expiration, all of the Offer Conditions, other than the Minimum Condition (as defined below), are satisfied;

•

for such period of time up to ten (10) business days from the date of notice to Seller regarding inaccuracies in Seller’s representations or breach of Seller’s covenants in the Merger Agreement to the extent necessary to provide Seller a ten (10) business day period to attempt to cure such inaccuracies or breaches if they are reasonably curable; provided, that, we are only required to extend the Offer one (1) time for such a cure period; or

•

(A) for such period of time as is necessary to obtain required governmental approvals with respect to the Offer and the Merger, if all of the Offer Conditions, other than the Minimum Condition and the receipt of such governmental approvals, are satisfied and (B) for one ten (10) business day period after receipt of all required governmental approvals with respect to the Offer and the Merger, if all other Offer Conditions, other than the Minimum Condition, are satisfied.

In no event will these extension provisions extend the Offer beyond the “Outside Date” (which is defined in the Merger Agreement as October 31, 2009; provided, however, that the “Outside Date” is subject to extension until January 29, 2010 under certain circumstances as described in the Merger Agreement).

See Section 1 — “Terms of the Offer” for more details on our obligation and ability to extend the Offer and Section 11 — “Transaction Documents” for more details about the Outside Date.

Can the Offer be extended after Purchaser has accepted and paid for Company Shares?

Yes. At our option, we may (but are not required to) provide a subsequent offering period in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”).

See Section 1 — “Terms of the Offer” for more details on our obligation and ability to extend the Offer.

How will I be notified if the Offer is extended?

Any extension of the Offer will be followed as promptly as practicable by public announcement if required. Such announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. See Section 1 — “Terms of the Offer.”

What are the most significant conditions to the Offer?

The Offer is subject to several Offer Conditions including, among others,

•	satisfaction of the Minimum Condition, and

•

any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) shall not have expired or been terminated prior to the expiration of the Offer or the antitrust and similar regulatory waiting periods, clearances, consents or approvals under the German Act against Restraints of Competition, the Restrictive Trade Practices Laws 5748-1998 of Israel, or any other material consent or approvals of any governmental authority shall not have expired, been obtained or been terminated.

The term “Minimum Condition” is defined in Section 15 — “Conditions of the Offer” and generally requires that there has been validly tendered and not validly withdrawn prior to the Expiration Date at least that number of Company Shares equal to (i) fifty percent of the then outstanding Company Shares on a “fully diluted basis” (including all Company Shares potentially issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights (other than the Rights), including the Seller’s outstanding restricted stock units and performance shares (each a “RSU” and collectively the “RSUs”), in each case, which are convertible or exercisable prior the Outside Date, but excluding the sum of all Company Shares that are subject to the Tender and Support Agreement (as defined below) (the “Subject Shares”)) plus (ii) the Subject Shares.

The Offer is also subject to a number of other important conditions. A more detailed discussion of the conditions to consummation of the Offer is contained in Section 15 — “Conditions of the Offer.”

How do I tender my Company Shares?

To tender your Company Shares, you must deliver the certificates representing your Company Shares or confirmation of a book-entry transfer of such Company Shares into the Depositary’s account at Computershare Trust Company, N.A. (the “Depositary”), together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary, prior to the expiration of the Offer. If your Company Shares are held in street name (that is, through a broker, dealer or other nominee), they can be tendered by your nominee through Computershare Trust Company, N.A. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may still participate in the Offer by having a broker, a bank or other fiduciary that is an eligible institution guarantee on or prior to the expiration of the Offer that the missing items will be received by the Depositary within three (3) Nasdaq Global Select Market (“NASDAQ”) trading days after the expiration of the Offer. For the tender to be valid, however, the Depositary must receive the missing items within that three (3) day trading period. See Section 3 — “Procedures for Accepting the Offer and Tendering Company Shares.”

Until what time may I withdraw previously tendered Company Shares?

You may withdraw your previously tendered Company Shares at any time until the Offer has expired and, if we have not accepted your Company Shares for payment by August 10, 2009, you may withdraw them at any time after that date until we accept Company Shares for payment. This right to withdraw will not apply to Company Shares tendered in any subsequent offering period, if one is provided. Withdrawals of Company Shares may not be rescinded, although withdrawn Company Shares may be re-tendered again. See Section 4 — “Withdrawal Rights.”

How do I withdraw previously tendered Company Shares?

To withdraw previously tendered Company Shares, you must deliver a written notice of withdrawal, or a facsimile of such notice, with the required information to the Depositary while you still have the right to withdraw Company Shares. If you tendered Company Shares by giving instructions to a broker, banker or other nominee, you must instruct the broker, banker or other nominee to arrange for the withdrawal of your Company Shares and such broker, banker or other nominee must effectively withdraw such Company Shares while you still have the right to withdraw Company Shares. See Section 4 — “Withdrawal Rights.”

What does the Seller Board think of the Offer?

The Seller Board has unanimously (i) determined that the Offer is fair to, and in the best interests of, the stockholders of Seller; (ii) approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger; and (iii) resolved and agreed to recommend that holders of Company Shares tender their Company Shares pursuant to the Offer and, if required by applicable law, approve and adopt the Merger Agreement and approve the Merger.

A description of the reasons for the Seller Board’s approval of the Offer and the Merger is set forth in Seller’s Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to Seller’s stockholders together with this Offer to Purchase (the “Schedule 14D-9”). See the “Introduction” to this Offer to Purchase.

Have any stockholders previously agreed to tender their Company Shares?

Yes. Seller’s President and Chief Executive Officer Kenneth Klein and Seller’s directors Jerry Fiddler and Narendra Gupta have agreed to tender their Company Shares into the Offer. Collectively, these stockholders own approximately 10.8% of the Company Shares outstanding on the date of the Merger Agreement. See Section 11 — “The Transaction Documents.”

If the tender offer is completed, will Seller continue as a public company?

No. Following the purchase of Company Shares in the Offer, we expect to consummate the Merger. If the Merger takes place, Seller will no longer be publicly owned. Even if for some reason the Merger does not take place, if we purchase all of the tendered Company Shares, there may be so few remaining stockholders and publicly held Company Shares that the Company Shares will no longer be eligible to be traded through NASDAQ or other securities exchanges, there may not be an active public trading market for the Company Shares, and Seller may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See Section 13 — “Certain Effects of the Offer.”

Will the tender offer be followed by a Merger if all of the Company Shares are not tendered in the Offer?

Yes. If we accept for payment and pay for Company Shares in connection with this Offer, we expect to be merged with and into Seller in accordance with the terms of the Merger Agreement. If that Merger takes place, all remaining stockholders of Seller (other than us, Intel, Seller, its subsidiaries, and any stockholders properly exercising their dissenters’ rights) will receive $11.50 per Share (or any other price per Share that is paid in the Offer) net in cash, without interest and less any required withholding taxes, and Seller will become a wholly owned subsidiary of Intel. See the “Introduction” to this Offer to Purchase.

What is the Top-Up Option and when could it be exercised?

Seller has granted to Purchaser, subject to certain limitations set forth in the Merger Agreement, an irrevocable option to purchase (the “Top-Up Option”), at a price per Share equal to the Offer Price, up to that number of newly issued Company Shares (the “Top-Up Shares”) equal to the lowest number of Company Shares that, when added to the number of Company Shares held of record by Intel and Purchaser at the time of exercise of the Top-Up Option, constitutes at least one (1) Company Share more than 90% of the fully diluted shares then outstanding; provided, however, the Top-Up Option will not be exercisable for Company Shares in excess of the number of Company Shares authorized and unissued or held in the treasury of Seller (giving effect to the Company Shares issuable pursuant to all then outstanding Seller stock options, RSU’s and any other rights to acquire Company Shares as if such shares were outstanding). The Top-Up Option is intended to expedite the timing of the completion of the Merger by permitting Purchaser to effect a “short-form merger” pursuant to the Delaware General Corporations Law (the “DGCL”). We expect to exercise the Top-Up Option, subject to the limitations set forth in the Merger Agreement, if we acquire less than 90% of the issued and outstanding Shares in the Offer. See Section 11 — “The Transaction Documents;” Section 12 — “Purpose of the Offer; Plans for Seller;” and Section 16 — “Certain Legal Matters; Regulatory Approvals.”

If I decide not to tender, how will the Offer affect my Company Shares?

If you decide not to tender your Company Shares in the Offer and the Merger occurs, you will subsequently receive the same amount of cash per Share that you would have received had you tendered your Company Shares in the Offer, without any interest being paid on such amount and with such amount being subject to any required withholding taxes. Therefore, if the Merger takes place, and you do not validly exercise your dissenter’s rights under the DGCL, the only difference to you between tendering your Company Shares and not tendering your Company Shares is that you will be paid sooner if you tender your Company Shares. If you do validly exercise your dissenter’s rights, then you may receive the judicially determined fair value of your Company Shares in cash. If you decide not to tender your Company Shares in the Offer, and we purchase the tendered Company Shares, but the Merger does not occur, you will remain a stockholder of Seller. However, there may be so few remaining stockholders and publicly traded Company Shares that the Company Shares will no longer be eligible to be traded through NASDAQ or other securities exchanges and there may not be an active public trading market for the Company Shares. Also, as described above, Seller may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See the “Introduction” to this Offer to Purchase and Section 13 — “Certain Effects of the Offer.”

What is the market value of my Company Shares as of a recent date?

On June 3, 2009, the last full day of trading before the public announcement of the Offer, the closing price of the Company Shares on NASDAQ was $8.00 per Share. On June 10, 2009, the last full day of trading before the commencement of the Offer, the closing price of the Company Shares on the NASDAQ was $11.50 per Company Share. We encourage you to obtain a recent quotation for the Company Shares in deciding whether to tender your Company Shares. See Section 6 — “Price Range of Company Shares; Dividends.”

What are the United States federal income tax consequences of having my Company Shares accepted for payment in the Offer or receiving cash in the Merger?

The exchange of Company Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a stockholder who sells Company Shares pursuant to the Offer or receives cash in exchange for Company Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis in the Company Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Company Shares (that is, Company Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss; provided, that, a stockholder’s holding period for such Company Shares is more than one (1) year at the time of consummation of the Offer or the Merger, as the case may be. See Section 5 — “Certain Material United States Federal Income Tax Consequences.”

Stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger.

Who should I call if I have questions about the Offer?

You may call Georgeson Inc. at (877) 278-4762 (toll-free) or Georgeson Securities Corporation at (800) 445-1790 (toll-free). Georgeson Inc. is acting as the information agent (the “Information Agent”) and Georgeson Securities Corporation is acting as the dealer manager (the “Dealer Manager”) for the Offer. See the back cover of this Offer to Purchase.

To the Holders of Company Shares:

INTRODUCTION

APC II Acquisition Corporation, a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Intel Corporation, a Delaware corporation (“Parent” or “Intel”), hereby offers to purchase (the “Offer”) all outstanding shares of common stock, par value $0.001 per share (the “Company Shares”) including the associated rights to purchase shares of Series A Junior Participating Preferred Stock, par value $0.001 per share (the “Rights,” and collectively with the Company Shares, the “Shares”), of Wind River Systems, Inc., a Delaware corporation (“Seller”), at a price of $11.50 per Share, net to the selling stockholder in cash, without interest and less any required withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated June 4, 2009 (the “Merger Agreement”), by and among Parent, the Purchaser, and Seller. The Offer is conditioned upon, among other things, (i) satisfaction of the Minimum Condition (as defined below) and (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) shall not have expired or been terminated prior to the expiration of the Offer or the antitrust and similar regulatory waiting periods, clearances, consents or approvals under the German Act against Restraints of Competition, the Restrictive Trade Practices Laws 5748-1998 of Israel, or any other material consent or approvals of any governmental authority shall not have expired, been obtained or been terminated.

The term “Minimum Condition” is defined in Section 15 — “Conditions of the Offer” and generally requires that there has been validly tendered and not validly withdrawn prior to the expiration date for the Offer (as it may have been extended or re-extended pursuant to the Merger Agreement, the “Expiration Date”) that number of Company Shares equal to (i) at least fifty percent (50%) of the then outstanding Company Shares on a “fully diluted basis” (including all Company Shares potentially issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights (other than the Rights), including the Seller’s outstanding restricted stock units and performance shares (each a “RSU” and collectively the “RSUs”), in each case, which are convertible or exercisable prior the Outside Date, but excluding the sum of all Company Shares that are subject to the Tender and Support Agreement (as defined below) (the “Subject Shares”)), plus (ii) the Subject Shares. The Offer is also subject to other important conditions set forth in this Offer to Purchase. See Section 15 — “Conditions of the Offer.”

Seller has represented in the Merger Agreement that as of May 31, 2009, there were issued and outstanding 76,892,405 Company Shares. None of Parent or the Purchaser currently beneficially owns any Company Shares except insofar as the Tender and Support Agreement, as described in the “Tender and Support Agreement” subsection of Section 13 – “Certain Effects of the Offer” of this Offer to Purchase, may be deemed to constitute beneficial ownership of the shares subject to that agreement. Each of Parent and the Purchaser disclaims such beneficial ownership. Based on the foregoing, and assuming that (i) no Company Shares were issued by Seller after May 31, 2009 (including pursuant to stock option exercises or the settlement of any RSUs), and (ii) no extension of the Expiration Date, the Minimum Condition will be satisfied if the Purchaser acquires at least 48,757,989 Company Shares in the Offer. Seller’s President and Chief Executive Officer Kenneth Klein and Seller’s directors Jerry Fiddler and Narendra Gupta have agreed to tender their Company Shares into the Offer. Collectively, these stockholders own approximately 10.8% of the Company Shares outstanding on the date of the Merger Agreement. See Section 11 — “The Transaction Documents.”

Tendering stockholders who are record owners of their Company Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in the Letter of Transmittal, stock transfer taxes with respect to the purchase of Company Shares by the Purchaser pursuant to the Offer. Stockholders who hold their Company Shares through a broker, banker or other nominee should consult such institution as to whether it charges any service fees or commissions.

The Board of Directors of Seller (the “Seller Board”) has unanimously (i) determined that the Offer is fair to, and in the best interests of, the stockholders of Seller; (ii) approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the merger of Purchaser with and into Seller with the Seller surviving the Merger as a wholly owned subsidiary of Intel (the “Merger”); and (iii) resolved and agreed to recommend that holders of Company Shares tender their Company Shares pursuant to the Offer and, if required by applicable law, approve and adopt the Merger Agreement and approve the Merger.

The Merger Agreement provides that, subject to the conditions described in Section 11 — “The Transaction Documents” and Section 15 — “Conditions of the Offer” of this Offer to Purchase, the Purchaser will be merged with and into Seller with Seller continuing as the surviving corporation as a wholly owned subsidiary of Intel. Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each Share outstanding immediately prior to the Effective Time (other than (i) Company Shares directly owned by Seller and its subsidiaries, Parent or the Purchaser, which will be canceled and shall cease to exist and (ii) Company Shares owned by Seller’s stockholders who perfect their dissenter’s rights under the Delaware General Corporation Law (the “DGCL”), will be converted into the right to receive $11.50 (or any other per Share price paid in the Offer) net to the selling stockholder in cash, without interest and less any required withholding taxes.

The Merger is subject to the satisfaction or waiver of certain conditions, including the purchase of Shares by the Purchaser pursuant to the Offer, adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Company Shares, if such adoption is required under applicable law, and there being no applicable law prohibiting the consummation of the Merger. Under the DGCL, if we acquire, pursuant to the Offer or otherwise, at least 90% of the Company Shares, we believe we would be able to effect the Merger without a vote of Seller’s stockholders. If we do not acquire at least 90% of the Company Shares, we will seek approval of the Merger Agreement and the Merger by Seller’s stockholders. Seller has agreed, if required by applicable law, to establish a record date for, duly call, give notice of, convene, and hold a meeting of its stockholders to be held as promptly as practicable following the Purchaser’s acceptance for payment of Company Shares tendered pursuant to and subject to the conditions of the Offer solely for the purpose of considering and taking action upon the adoption of the Merger Agreement. Parent and Purchaser have agreed to vote their and any of their subsidiaries’ Company Shares in favor of the adoption of the Merger Agreement. If the Minimum Condition and the other conditions of the Offer are satisfied and the Offer is completed, Intel and the Purchaser will own that number of Company Shares sufficient to cause the Merger Agreement to be approved and adopted without the affirmative vote of any other holder of Company Shares. See Section 11 — “The Transaction Documents.”

Seller has irrevocably granted the Purchaser an option (the “Top-Up Option”) to purchase that number of Company Shares (the “Top-Up Option Shares”) equal to the lowest number of Company Shares, that when added to the number of Company Shares owned by Intel and Purchaser at the time of exercise, shall constitute one (1) Company Share more than 90% of the Company Shares on a fully diluted basis then outstanding, at a purchase price per Top-Up Option Share equal to the price per share payable pursuant to the Offer.

This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER

1.	Terms of the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for all Company Shares validly tendered prior to the Expiration Date and not validly withdrawn as permitted under Section 4 — “Withdrawal Rights.” The term “Expiration Date” means 12:00 midnight, New York City time, on July 9, 2009, unless the Purchaser, in accordance with the Merger Agreement, extends the period during which the Offer is open (in which event the term “Expiration Date” means the latest time and date at which the Offer, as so extended, expires).

The Offer is conditioned upon, among other things, (i) satisfaction of the Minimum Condition (as defined below) and (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or the antitrust and similar regulatory waiting periods, clearances, consents or approvals under the German Act against Restraints of Competition, the Restrictive Trade Practices Laws 5748-1998 of Israel, or any other material consent or approvals of any governmental authority shall not have expired, been obtained or been terminated. The term “Minimum Condition” is defined in Section 15 — “Conditions of the Offer” and generally requires that there has been validly tendered and not validly withdrawn prior to the Expiration Date for the Offer at least that number of Company Shares equal to (i) fifty percent of the then outstanding Company Shares on a “fully diluted basis” (including all Company Shares potentially issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights (other than the Rights), including Seller’s outstanding RSUs, in each case, which are convertible or exercisable prior the Outside Date, but excluding the Subject Shares plus (ii) the Subject Shares.

Seller has represented in the Merger Agreement that as of May 31, 2009, there were issued and outstanding 76,892,405 Company Shares. None of Parent or the Purchaser currently beneficially owns any Company Shares except insofar as the Tender and Support Agreement described in the “Tender and Support Agreement” subsection of Section 11 — “The Transaction Documents” of this Offer to Purchase, may be deemed to constitute beneficial ownership. Each of Parent and the Purchaser disclaims such beneficial ownership. Based on the foregoing, and assuming that (i) no Company Shares were issued by Seller after May 31, 2009 (including pursuant to stock option exercises or the settlement of any RSUs), and (ii) no extension of the Expiration Date, the Minimum Condition will be satisfied if the Purchaser acquires at least 48,757,989 Company Shares in the Offer. Seller’s President and Chief Executive Officer Kenneth Klein and Seller’s directors Jerry Fiddler and Narendra Gupta have agreed to tender their Company Shares into the Offer. Collectively, these stockholders own approximately 10.8% of the Company Shares outstanding on the date of the Merger Agreement.

The Offer is also subject to other important conditions set forth in this Offer to Purchase. See Section 15 — “Conditions of the Offer.”

The Offer shall remain open until 12:00 midnight, New York City time, at the end of the twentieth (20th) business day beginning with (and including) the date that the Offer is commenced (the “Expiration Date”), unless the period of time for which the Offer is open shall have been extended pursuant to, and in accordance with, the provisions of the Merger Agreement (in which event the term “Expiration Date” shall mean the latest time and date as the Offer, as so extended, expires).

Purchaser may (but is not required to) extend the Offer on one or more occasions, if on any then scheduled expiration date of the Offer any of the conditions to Purchaser’s obligation to accept for payment and pay for the Company Shares validly tendered in the Offer as set forth in Section 15 — “Conditions of the Offer” (the “Offer Conditions”) are not satisfied or waived for such period of time as Purchaser reasonably determines to be necessary to permit such Offer Conditions to be satisfied or waived.

Purchaser is required to extend the Offer:

•	for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer;

•

for two (2) consecutive ten (10) business day periods beyond the original expiration date of the Offer if, at the time of such scheduled expiration, all of the Offer Conditions, other than the Minimum Condition, are satisfied;

•

for up to ten (10) business days from the date of notice to Seller regarding inaccuracies in Seller’s representations or breach of Seller’s covenants in the Merger Agreement to the extent necessary to provide Seller a ten (10) business day period to attempt to cure such inaccuracies or breaches if they are reasonably curable; provided, that, we are only required to extend the Offer one (1) time for such a cure period; or

•

(A) for such period of time as is necessary to obtain required governmental approvals with respect to the Offer and the Merger, if all of the Offer Conditions, other than the Minimum Condition and the receipt of such governmental approvals, are satisfied and (B) for one ten (10) business day period after receipt of all required governmental approvals with respect to the Offer and the Merger, if all other Offer Conditions, other than the Minimum Condition, are satisfied.

In no event will these extension provisions extend the Offer beyond the “Outside Date” (which is defined in the Merger Agreement as October 31, 2009; provided, however, that the “Outside Date” is subject to extension until January 29, 2010 under certain circumstances described in the Merger Agreement).

Any extension of the Offer will be followed as promptly as practicable by a public announcement, if required. Such announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. During any such extension, all Company Shares previously tendered and not validly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder’s Company Shares except during a “Subsequent Offering Period” (as provided in Rule 14d-11 under the Exchange Act). Company Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, and, unless previously accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after August 10, 2009. If the initial offering period has expired and the Purchaser elects to provide for a Subsequent Offering Period, Company Shares tendered during a Subsequent Offering Period may not be withdrawn. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Company Shares to be withdrawn, the number of Company Shares to be withdrawn and the name of the registered holder of such Company Shares, if different from that of the person who tendered such Company Shares. If Share Certificates (as defined below) evidencing Company Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 — “Procedures for Accepting the Offer and Tendering Company Shares” below), unless such Company Shares have been tendered for the account of an Eligible Institution. If Company Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 2 — “Acceptance for Payment and Payment for Company Shares” below, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility (as defined below) to be credited with the withdrawn Company Shares. All questions as to validity, form, eligibility (including time of receipt), and acceptance for payment of any tendered Company Shares will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding on all parties.

Purchaser expressly reserves the right (but shall not be obligated) at any time or from time to time, in its sole discretion, to amend or waive any condition applicable to the Offer (other than the Minimum Condition which may not be amended or waived), to increase the price per Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided, that, without the prior written consent of Seller no change may be made that decreases the price per Share payable in the Offer, changes the form of consideration payable in the Offer, reduces the maximum number of Shares sought to be purchased in the Offer, adds to the conditions to the Offer set forth in Section 15 — “Conditions of the Offer,” extends the Offer other than as described below, or modifies or amends any condition to the Offer in any manner adverse to the holders of Shares.

The rights reserved by the Purchaser by the preceding paragraph are in addition to the Purchaser’s rights pursuant to Section 15 — “Conditions of the Offer.” Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement if required. Such announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

If the Purchaser extends the Offer, is delayed in its acceptance for payment of Company Shares or is unable to accept Company Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Company Shares, and such Company Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4 — “Withdrawal Rights.” However, the ability of the Purchaser to delay the payment for Company Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder’s offer.

If, subject to the terms of the Merger Agreement, the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of such offer or the information concerning such offer, other than a change in the consideration offered, a change in the percentage of securities sought or inclusion of or changes to a dealer’s soliciting fee, will depend upon the facts and circumstances, including the relative materiality of the changes to the terms or information. With respect to a change in the consideration offered, a change in the percentage of securities sought or inclusion of or changes to a dealer’s soliciting fee, an offer generally must remain open for a minimum of ten business days following the dissemination of such information to stockholders.

Seller has provided the Purchaser with Seller’s stockholder list and security position listings for the purpose of disseminating the Offer to holders of Company Shares. This Offer to Purchase and the related Letter of Transmittal, together with the Schedule 14D-9, will be mailed to record holders of Company Shares whose names appear on Seller’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Company Shares, to banks, brokers, dealers, and other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2.	Acceptance for Payment and Payment for Company Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the satisfaction or waiver of all the conditions to the Offer set forth in Section 15 — “Conditions of the Offer,” the Purchaser will accept for payment, and pay for, all Company Shares validly tendered prior to the Expiration Date and not validly withdrawn prior to the Expiration Date. Subject to the terms of the Merger Agreement and compliance with Rule 14e-1(c) under the Exchange Act, the Purchaser expressly reserves the right to delay payment for Company Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act and any applicable pre-merger notification laws or regulations of foreign jurisdictions. See Section 16 — “Certain Legal Matters; Regulatory Approvals.” If the Purchaser decides to provide for a Subsequent Offering Period, the Purchaser will accept for payment, and pay for, all validly tendered Company Shares as they are received during a Subsequent Offering Period. See Section 1 — “Terms of the Offer.”

In all cases (including during any Subsequent Offering Period), payment for Company Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Company Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Company Shares (a “Book-Entry Confirmation”) into the Depositary’s account at Computershare Trust Company, N.A. (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Company Shares,” (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when the foregoing documents with respect to Company Shares are actually received by the Depositary.

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Company Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

For purposes of the Offer (including during any Subsequent Offering Period), the Purchaser will be deemed to have accepted for payment, and thereby purchased, Company Shares validly tendered and not validly withdrawn as, if, and when the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance for payment of such Company Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Company Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Company Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders whose Company Shares have been accepted for payment. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Company Shares or is unable to accept Company Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Company Shares, and such Company Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act.

If any tendered Company Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Company Shares than are tendered, Share Certificates evidencing unpurchased Company Shares will be returned, without expense to the tendering stockholder (or, in the case of Company Shares tendered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Company Shares,” such Company Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

3.	Procedures for Accepting the Offer and Tendering Company Shares.

Valid Tenders. In order for a stockholder to validly tender Company Shares pursuant to the Offer, either (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (A) the Share Certificates evidencing tendered Company Shares must be received by the Depositary at such address or (B) such Company Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date (except with respect to any Subsequent Offering Period, if one is provided), or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery.”

Book-Entry Transfer. The Depositary will establish an account with respect to the Company Shares at the Book-Entry Transfer Facility for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Company Shares by causing the Book-Entry Transfer Facility to transfer such Company Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Company Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date (except with respect to any Subsequent Offering Period, if one is provided), or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

By tendering Company Shares in accordance with these procedures, a tendering stockholder will also tender the Rights associated with the Company Shares without any further action on the part of the tendering stockholder. If the Rights were distributed to Seller’s stockholders as a result of a triggering event, a tender of Company Shares would need to be accompanied by a simultaneous tender of the Rights. Seller had advised us that it has taken the action necessary to ensure that the Offer and the Merger do not constitute a triggering event.

For Company Shares to be validly tendered during any Subsequent Offering Period, the tendering stockholder must comply with the foregoing procedures, except that required documents and certificates must be received during such Subsequent Offering Period.

Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3 – “Procedures for Accepting the Offer and Tendering Company Shares,” includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Company Shares) of the Company Shares tendered therewith, unless such holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) if the Company Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations, and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each an “Eligible Institution” and collectively “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery. If a stockholder desires to tender Company Shares pursuant to the Offer and the Share Certificates evidencing such stockholder’s Company Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Company Shares may nevertheless be tendered; provided, that, all of the following conditions are satisfied:

•	such tender is made by or through an Eligible Institution;

•

a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

•

the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Company Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three (3) NASDAQ trading days after the date of execution of such Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be transmitted by manually signed facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Purchaser.

Notwithstanding any other provision of this Offer, payment for Company Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) Share Certificates or a Book-Entry Confirmation of a book-entry transfer of such Company Shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in this Section 3 – “Procedures for Accepting the Offer and Tendering Company Shares,” (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when the foregoing documents with respect to Company Shares are actually received by the Depositary.

The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Company Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Company Shares tendered, as specified in the Letter of Transmittal. The Purchaser’s acceptance for payment of Company Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

Options and RSUs. The Offer is made only for Company Shares and is not made for any stock options (the “Options”) or any RSUs issued pursuant to any of Seller’s equity compensation plans, as amended, which includes a certain non-plan stock option dated March 21, 2007 granted to Ian Halifax (the “Company Stock

Option Plans”). Holders of vested but unexercised Options may participate in the Offer only if they first exercise their Options in accordance with the terms of the applicable option plan and tender Shares, if any, issued upon such exercise. Holders of RSUs may participate in the Offer only if they tender Company Shares received upon vesting and settlement of RSUs, if any, in accordance with the terms of the applicable equity compensation plan of Seller. Any such exercise or settlement should be completed sufficiently in advance of the Expiration Date to assure the holder of such Options or RSU that the holder will have sufficient time to comply with the procedures of the tendering Shares described in this Section.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt), and acceptance for payment of any tender of Company Shares will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of the Purchaser, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Company Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Company Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of the Purchaser. None of the Purchaser, the Depositary, the Dealer Manager, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

Appointment. By executing the Letter of Transmittal, the tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder’s proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Company Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Company Shares or other securities or rights issued or issuable in respect of such Company Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Company Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Company Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Company Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Company Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of Seller’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Company Shares to be deemed validly tendered, immediately upon the Purchaser’s acceptance for payment of such Company Shares, the Purchaser must be able to exercise full voting, consent, and other rights with respect to such Company Shares and other related securities or rights, including voting at any meeting of stockholders.

4.	Withdrawal Rights.

Except as otherwise described in this Section 4, tenders of Company Shares made pursuant to the Offer are irrevocable. Company Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after August 10, 2009 in accordance with Section 14(d)(5) of the Exchange Act.

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Company Shares to be withdrawn, the number of Company Shares to be withdrawn and the name of the registered holder of such Company Shares, if different from that of the person who tendered such Company Shares. If Share Certificates evidencing Company Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Company Shares have been tendered for the account of an Eligible Institution. If Company Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Company Shares,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Company Shares.

If the Purchaser extends the Offer, is delayed in its acceptance for payment of Company Shares, or is unable to accept Company Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Company Shares, and such Company Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

Withdrawals of Company Shares may not be rescinded. Any Company Shares validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Company Shares may be re-tendered by again following one of the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Company Shares” at any time prior to the Expiration Date or during a Subsequent Offering Period, if any.

No withdrawal rights will apply to Company Shares tendered into a Subsequent Offering Period and no withdrawal rights apply during a Subsequent Offering Period with respect to Company Shares tendered in the Offer and accepted for payment. See Section 1 — “Terms of the Offer.”

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, the Depositary, the Dealer Manager, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.	Certain Material United States Federal Income Tax Consequences.

The following is a summary of certain material United States federal income tax consequences of the Offer and the Merger to stockholders of Seller whose Company Shares are tendered and accepted for payment pursuant to the Offer or whose Company Shares are converted into the right to receive cash in the Merger. This discussion is not a complete analysis of all potential United States federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws or United States federal estate or gift tax laws. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with a retroactive effect. No ruling has been or will be sought from the Internal Revenue Service (the “IRS”) with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer and the Merger or that any such contrary position would not be sustained by a court.

The discussion applies only to stockholders of Seller in whose hands Company Shares are capital assets within the meaning of Section 1221 of the Code. This discussion does not apply to Company Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of stockholders (such as insurance companies, tax-exempt organizations, tax-qualified retirement plans, financial institutions and broker-dealers) who may be subject to special rules. This discussion does not discuss the United States federal income tax consequences to stockholders that are nonresident alien individuals, expatriates and certain former citizens and long-term residents of the United States, foreign corporations, foreign partnerships or foreign estates or trusts, nor does it consider the effect of any foreign, state or local tax laws. If a partnership holds the Company Shares, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding Company Shares should consult their tax advisors regarding the tax consequences of the Offer and the Merger.

BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER SHOULD CONSULT ITS, HIS OR HER OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER ON A BENEFICIAL HOLDER OF SHARES, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL, AND FOREIGN TAX LAWS AND OF CHANGES IN SUCH LAWS.

Effect of the Offer and the Merger. The exchange of Company Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a stockholder who sells Company Shares pursuant to the Offer or receives cash in exchange for Company Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis in the Company Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Company Shares (that is, Company Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss; provided, that, a stockholder’s holding period for such Company Shares is more than one (1) year at the time of consummation of the Offer or the Merger, as the case may be. Capital gains recognized by an individual upon a disposition of a Share that has been held for more than one (1) year generally will be subject to a maximum United States federal income tax rate of 15%. In the case of a Share that has been held for one (1) year or less, such capital gains generally will be subject to tax at ordinary income tax rates. Certain limitations apply to the use of a stockholder’s capital losses.

Information Reporting and Backup Withholding. Under the “backup withholding” provisions of United States federal income tax law, the Depositary may be required to withhold and pay over to the IRS a portion of the amount of any payments pursuant to the Offer. In order to prevent backup federal income tax withholding with respect to payments to certain stockholders of the Offer Price for Company Shares purchased pursuant to the Offer, each such stockholder must provide the Depositary with such stockholder’s correct taxpayer identification number (“TIN”) and certify that such stockholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) may not be subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the IRS may impose a penalty on the stockholder and payment to the stockholder pursuant to the Offer may be subject to backup withholding. All stockholders surrendering Company Shares pursuant to the Offer who are U.S. persons (as defined for U.S. federal income tax purposes) should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Foreign stockholders should complete and sign the appropriate Form W-8 (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. Such stockholders should consult a tax advisor to determine which Form W-8 is appropriate. See Instruction 8 of the Letter of Transmittal. Generally, these information reporting and backup withholding rules will also apply to exchanges of Company Shares for cash pursuant to the Merger.

6.	Price Range of Company Shares; Dividends.

The Company Shares trade on the Nasdaq Global Select Market (“NASDAQ”) under the symbol “WIND.” The following table sets forth the high and low sale prices per Share for the periods indicated. Share prices are as reported on the NASDAQ based on published financial sources.

	High	Low
Fiscal Year Ended January 31, 2008
First Quarter ended April 30, 2007	$11.28	$9.35
Second Quarter ended July 31, 2007	$11.40	$9.51
Third Quarter ended October 31, 2007	$12.65	$8.71
Fourth Quarter ended January 31, 2008	$13.42	$7.88

Fiscal Year Ending January 31, 2009
First Quarter ended April 30, 2008	$8.92	$6.07
Second Quarter ended July 31, 2008	$12.16	$7.92
Third Quarter ended October 31, 2008	$12.99	$7.01
Fourth Quarter ended January 31, 2009	$9.41	$6.36

Fiscal Year Ending January 31, 2010
First Quarter ended April 30, 2009	$8.39	$5.61

On June 3, 2009, the last full day of trading before the public announcement of the Offer, the closing price of the Company Shares on the NASDAQ was $8.00 per Share. On June 10, 2009, the last full day of trading before the commencement of the Offer, the closing price of the Company Shares on the NASDAQ was $11.50 per Share.

Seller has never paid a cash dividend on the Company Shares. If we acquire control of Seller, we currently intend that no dividends will be declared on the Company Shares.

Stockholders are urged to obtain a current market quotation for the Company Shares.

7.	Certain Information Concerning Seller.

General. Seller is a Delaware corporation, incorporated in the state of California in February 1983 and reincorporated in the state of Delaware in April 1993, with its principal executive offices located at 500 Wind River Way, Alameda, California 94501. The telephone number of Seller is (510) 748-4100. The following description of Seller and its business is qualified in its entirety by reference to Seller’s Annual Report on Form 10-K, as amended, for the fiscal year ended January 31, 2009. Seller develops, markets and sells operating systems, middleware and software development tools that allow its customers to develop, run, and manage their device products faster, better, at lower cost and more reliably. Seller offers its customers a choice of real-time, proprietary operating systems and open-source, commercial-grade Linux operating systems. Seller also offers Eclipse-based Workbench software development suites that allow its customers to manage the design, development, debugging and testing of their device software systems, as well as device test solutions that allow its customers to test, diagnose and resolve defects in device software. Seller’s business is diversified by geography and vertical market segments. Seller has a global sales presence with operations in four (4) regional groups—North America, EMEA (comprising Europe, the Middle East and Africa), Japan and the Asia Pacific region. Seller categorizes its customer base by vertical market segments —Aerospace and Defense; Consumer including Mobile; Industrial and Automotive including Medical; and Networking Equipment.

Available Information. The Company Shares are registered under the Exchange Act. Accordingly, Seller is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0213. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Seller’s filings are also available to the public on the SEC’s internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213 at prescribed rates.

Although the Purchaser has no knowledge that any such information is untrue, the Purchaser takes no responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to Seller or any of its subsidiaries or affiliates or for any failure by Seller to disclose any events which may have occurred or may affect the significance or accuracy of any such information.

8.	Certain Information Concerning Parent and the Purchaser.

General. Intel is a Delaware corporation, incorporated in the state of California in 1968 and reincorporated in Delaware in 1989, with its principal executive offices located at 2200 Mission College Boulevard, Santa Clara, California 95054-1549. The telephone number of Intel is (408) 765-8080. The following description of Intel and its business is qualified in its entirety by reference to Intel’s Annual Report on Form 10-K for the fiscal year ended December 27, 2008. Intel is the world’s largest semiconductor chip maker, based on revenue. Intel develops advanced integrated digital technology products, primarily integrated circuits, for industries such as computing and communications. Integrated circuits are semiconductor chips etched with interconnected electronic switches. Intel also develops platforms, which Intel defines as integrated suites of digital computing technologies that are designed and configured to work together to provide an optimized user computing solution compared to components that are used separately.

The Purchaser is a Delaware corporation with its principal offices located at 2200 Mission College Boulevard, Santa Clara, California 95054-1549. The telephone number of Purchaser is (408) 765-8080. The Purchaser is a wholly owned subsidiary of Intel. The Purchaser was formed solely for the purpose of engaging in the Offer, the Merger and the other transactions contemplated by the Merger Agreement and has not engaged, and does not expect to engage, in any other business activities.

The name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for at least the last five (5) years for each director of Intel and the Purchaser and the name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for at least the past five (5) years of each of the executive officers of Intel and the Purchaser and certain other information are set forth in Schedule I hereto.

Except as described in this Offer to Purchase and in Schedule I hereto, (i) none of Parent, the Purchaser or, to the best knowledge of Parent and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent or the Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Company Shares and (ii) none of Parent, the Purchaser or, to the best knowledge of Parent and the Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Company Shares during the past sixty (60) days.

Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Parent, the Purchaser or, to the best knowledge of Parent and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Seller, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss, or the giving or withholding of proxies.

Except as set forth in this Offer to Purchase, none of Parent, the Purchaser, or, to the best knowledge of Parent and the Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with Seller or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent or any of its subsidiaries or, to the best knowledge of Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Seller or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two (2) years. None of the persons listed in Schedule I has, during the past five (5) years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I has, during the past five (5) years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, Intel and the Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. Additionally, Intel is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. The Schedule TO and the exhibits thereto, and such reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Intel filings are also available to the public on the SEC’s internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213 at prescribed rates.

9.	Source and Amount of Funds.

The Offer is not conditioned upon Intel’s or the Purchaser’s ability to finance the purchase of Company Shares pursuant to the Offer. Intel and the Purchaser estimate that the total amount of funds required to purchase all of the Company Shares pursuant to the Offer and consummate the Merger is approximately $892,250,000 including related transaction fees and expenses. Intel will have sufficient funds to consummate the purchase of Company Shares in the Offer and the Merger and the other transactions described above, and will cause the Purchaser to have sufficient funds available to consummate such transactions. Intel expects to obtain the necessary funds from existing cash balances.

The Purchaser does not think its financial condition is relevant to Seller’s stockholders’ decision whether to tender Company Shares and accept the Offer because:

•	the Offer is being made for all outstanding Company Shares solely for cash;

•

the Purchaser, through its parent company, Intel, will have sufficient funds available to purchase all Company Shares validly tendered in the Offer and not validly withdrawn in light of Intel’s financial capacity in relation to the amount of consideration payable;

•	the Offer is not subject to any financing condition; and

•	if the Purchaser consummates the Offer, it expects to acquire any remaining Company Shares for the same cash price in the Merger.

10.	Background of the Offer; Past Contacts or Negotiations with Seller.

As part of the continuous evaluation of its business and plans, Intel regularly evaluates different strategies to improve its business position and enhance value for its stockholders, including opportunities for acquisitions of other companies or their assets.

Intel and Seller have had a commercial relationship since the late 1980s. Intel’s collaborative efforts with Seller began to increase during the summer of 2006. Intel and Seller worked together on several successful complementary projects from 2006 through 2008 centered around common customers in the automotive industry.

In April 2007, Intel, Seller and a shared customer in the automotive industry signed a complementary development agreement to create an architectural specification derived from Linux that fulfilled the customer’s defined usage model for the “Connected Car.”

Building off of the successful outcome from the first phase of the development agreement, Seller and Intel entered into a contract on July 26, 2007 to develop automotive-specific components that would come to market (1) via the integration of Seller’s open source components on top of Intel’s existing mobile Linux (“Moblin”) solution and (2) as part of Seller’s standard “info-tainment” offering. Pursuant to the agreement, Intel contributed $4.9 million in funding to enable “open sourcing” of these components inclusive of code and collateral.

In November 2007, members of Intel Capital and Intel’s finance group met with Ian Halifax, Seller’s Senior Vice President of Finance and Administration, Chief Financial Officer and Secretary, and members of senior management from Seller’s Linux product division at the San Francisco International Airport conference facilities. The meeting focused on a possible equity investment in Seller by Intel in conjunction with a potential commercial agreement between Seller and Intel to develop and commercialize Moblin software-based operating systems for Intel® Atom™ processor technology. Among the topics discussed at the meeting were the size and timing of the potential equity investment. The possibility of an acquisition of Seller by Intel was not discussed at this meeting.

In January 2008, Mr. Halifax communicated several times by telephone with members of Intel Capital to discuss the structure of the potential equity investment. In early February 2008, Intel Capital’s Management Review Committee convened to review the possibility of Intel acquiring a minority equity interest in Seller. After this internal meeting, a representative from Intel Capital contacted Mr. Halifax to inform him that Intel was proposing to reduce the size of the previously contemplated investment amount. The possibility of an acquisition of Seller by Intel was not discussed during these discussions.

In late January 2008, after several telephone conversations and face-to-face meetings between Kenneth Klein, Seller’s President and Chairman of the Board, John Bruggeman, Seller’s Chief Marketing Officer, and members of Intel’s Channel Platforms Solutions Group and Ultra Mobile Platform Group, the parties reached a term sheet level understanding regarding the structure of a commercial business arrangement where Seller would develop Moblin software-based operating systems for Intel® Atom™ processor technology. Several months of contractual negotiations followed. The possibility of an acquisition of Seller by Intel was not discussed during these negotiations.

During April of 2008, a representative of Intel contacted Mr. Halifax to inform him that Intel had decided to put on hold its possible investment in Seller.

On May 20, 2008, Seller announced that it was collaborating with Intel to create an open source Linux platform for the automotive industry. In June 2008, Seller and Intel entered into an agreement for the development of a Moblin software-based Linux platform specifically optimized for the Intel® Atom™ processor technology based mobile internet devices. Pursuant to this agreement, Intel estimated that Seller would receive approximately $50,000,000 in revenue from 2009 through 2012. The possibility of an acquisition of Seller by Intel was not discussed during the course of the negotiation of this agreement.

During July of 2008, a member of Intel Capital called Mr. Halifax to inform him that Intel would be further reducing the size of its contemplated equity investment. In response to the proposed reduction in the amount of the equity investment, Mr. Halifax presented revised terms to Intel with respect to the investment. After considering Seller’s revised terms, a member of Intel Capital informed Mr. Halifax that Intel was not interested in the investment under such revised terms. The parties agreed that if and when Seller was interested in a future commercial deal with Intel’s Software and Services Group and/or a potential investment opportunity, Mr. Klein would contact Renee James, Intel’s Vice President, General Manager, Software and Services Group.

On November 12, 2008, Mr. Klein met with Ms. James regarding potential commercial opportunities between Seller and Intel. Ms. James and Mr. Klein met again on December 9, 2008 to discuss Intel’s business relationship with Seller.

On January 28, 2009, Mr. Klein met in San Francisco with Ms. James and they were joined by Paul Otellini, Intel’s President and Chief Executive Officer, at which time they discussed a potential acquisition of Seller by Intel.

On January 31, 2009, a representative of Intel and Mr. Halifax discussed the business and operations of Seller. On February 3, 2009, Ms. James and Arvind Sodhani, Executive Vice President of Intel and President of Intel Capital, had further discussions with Mr. Klein and Mr. Halifax of Seller regarding a potential acquisition of Seller by Intel.

On February 11, 2009, Seller and Intel executed a confidentiality agreement in connection with their ongoing discussions regarding a potential transaction.

On February 12, 2009, Mr. Klein met with Ms. James to discuss the potential acquisition of Seller by Intel. In parallel, representatives of Intel met with Mr. Halifax to discuss Seller’s financial statements. On the same date, Seller retained Goldman Sachs to serve as its financial advisor.

Early the following week members of senior management of Seller and representatives of Intel held a telephonic meeting to coordinate with respect to Intel’s due diligence investigation of Seller. Throughout the month of February 2009, Intel conducted a series of internal meetings to discuss the potential transaction and requested Seller to provide certain business and financial due diligence information.

On February 19, 2009, Mr. Halifax and other members of Seller’s management met with representatives of Intel to discuss the general business of Seller and Intel’s ongoing financial, legal and operational due diligence of Seller.

On February 24, 2009, Mr. Klein and Mr. Halifax of Seller participated in a meeting in Redwood City with Mr. Sodhani, Ms. James (via phone) and other members of Intel management. These discussions focused on Seller’s high level strategic vision, along with opportunities regarding a potential acquisition of Seller by Intel. Subsequent to this meeting and through March 12, 2009, Mr. Klein and Mr. Sodhani and Ms. James engaged in weekly conversations regarding Intel’s interest in a potential acquisition of Seller.

On March 12, 2009, Intel delivered a letter to Mr. Klein and to Harvey C. Jones, Seller’s lead independent director, which contained an acquisition proposal for a cash-for-stock transaction at a price of $8.50 per share. The acquisition proposal was approved by the executive committee of Intel’s Board of Directors and expired on March 19, 2009.

On March 14, 2009, representatives of Goldman Sachs and Intel spoke on the telephone to discuss the proposed transaction. During this conversation, the Goldman Sachs representative stated that Seller would not accept the price offered in Intel’s letter dated March 12, 2009 and that Seller was not interested in continuing discussions with Intel based on such offer.

Intel continued to perform valuations of Seller which it had begun in February 2009. In April 2009, Intel hired Credit Suisse to develop an independent valuation analysis of Seller.

On April 14, 2009, representatives of Credit Suisse contacted Harvey C. Jones, the lead independent director on the Seller Board, to discuss restarting the conversations with Seller with respect to a potential acquisition of Seller by Intel.

On April 21, 2009, representatives of Goldman Sachs met with representatives of Credit Suisse to discuss the potential transaction, including valuation of Seller and the strategic rationale for a transaction between the parties.

On April 22, 2009, a representative of Goldman Sachs engaged in a telephonic conversation with Credit Suisse to follow up on certain points and issues raised during the prior day’s meeting.

On April 29, 2009, Ms. James of Intel reengaged Mr. Klein of Seller to discuss a potential acquisition of Seller.

On May 7, 2009, Intel delivered a letter to Seller containing a revised acquisition proposal for a cash-for stock transaction at a purchase price of $11.00 per share. The acquisition proposal was approved by the executive committee of Intel’s Board of Directors and expired on May 14, 2009. On May 8, 2009, Seller asked Intel to increase its offer price per share. Later that day, Intel sent Seller a letter reiterating its interest in the potential acquisition of Seller and informing Seller that Intel was unable to increase the purchase price but would be flexible on the form of consideration by offering all cash, all Intel stock or some combination of cash and Intel stock. On May 11, 2009, after repeated conversations between Seller and Intel, Seller and Intel agreed upon a purchase price of $11.50 per share in an all cash consideration transaction.

On May 13, 2009, representatives of Intel sent an initial due diligence request list to Seller.

On May 14, 2009, Intel and Seller entered into a letter agreement that included certain exclusivity commitments on the part of Seller through May 30, 2009 (subject to automatic extension for subsequent 24 hour periods unless otherwise terminated and subject to Seller’s right to terminate the letter agreement prior to May 30, 2009 under certain circumstances). The letter agreement, among other things, prohibited Seller from soliciting inquiries or proposals relating to any possible acquisition of Seller or any of its subsidiaries or any material portion of Seller or its subsidiaries, capital stock or assets or any equity interest in Seller or its subsidiaries (a “Third Party Acquisition”), holding any discussions, or providing any information to any party related to Seller or its subsidiaries or the potential transaction with Intel, or entering into any agreement with any person or entity providing for a Third Party Acquisition.

On May 16, 2009, Intel had a meeting with Seller at the offices of Morrison & Foerster LLP (“Morrison”), counsel to Intel, in which Seller and Intel reviewed the due diligence request list. On May 17, 2009, representatives and advisors of Intel were given access to a virtual data room that contained information and documentation of Seller. From that time through the first week of June 2009, representatives and advisors of Intel continued to review information and documentation contained in the data room and conducted numerous in person and telephonic meetings with Seller’s management in connection with the due diligence review of Seller.

On May 19, 2009, the Board of Directors of Intel convened a board meeting and unanimously approved the transaction and the maximum consideration payable pursuant to the Offer and the Merger.

During the weeks of May 18, 2009 and May 25, 2009, Intel convened daily internal meetings originating from the offices of Morrison to discuss the status of the ongoing due diligence process.

In the evening of May 20, 2009, representatives of Morrison delivered a draft of the Merger Agreement to representatives of Seller’s outside legal counsel, Wilson Sonsini Goodrich & Rosati, P.C. (“Wilson”). On the evening of May 23, 2009, representatives of Wilson delivered comments on the draft Merger Agreement. On May 28, 2009 and May 29, 2009, representatives of Morrison and Wilson and in house attorneys from Intel and Seller discussed key issues relating to the draft Merger Agreement. On May 31, 2009, representatives of Morrison delivered an updated draft of the Merger Agreement to Wilson and from June 1, 2009 until the early morning of June 4, 2009, representatives of Morrison, Wilson, the parties and their respective financial advisors further discussed the outstanding issues with respect to the terms of the proposed transaction.

On June 3, 2009, the Board of Directors of Seller convened a board meeting and unanimously approved the Merger Agreement and the consummation of the Offer and the Merger and recommended that Seller’s stockholders tender their Shares into the Offer.

On June 4, 2009, Seller, Intel and Purchaser executed and delivered the Merger Agreement and related documents. Additionally, Seller and Intel issued a joint press release announcing the execution of the Merger Agreement.

11.	The Transaction Documents

The Merger Agreement. The following is a summary of the material provisions of the Merger Agreement. The following description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement itself, which we have filed with the SEC as an exhibit to the Tender Offer Statement on Schedule TO, which you may examine and copy as set forth in Section 8 — “Certain Information Concerning Parent and the Purchaser” above. For a complete understanding of the Merger Agreement, you are encouraged to read the full text of the Merger Agreement. Capitalized terms used in the following summary and not otherwise defined in this Offer to Purchase have the meanings set forth in the Merger Agreement.

Explanatory Note Regarding Summary of Merger Agreement and Representations and Warranties in the Merger Agreement. The summary of the terms of the Merger Agreement is intended to provide information about the terms of the Merger. The terms and information in the Merger Agreement should not be relied on as disclosures about Parent or Seller without consideration of the entirety of public disclosure by Parent and Seller as set forth in all of their respective public reports with the SEC. The terms of the Merger Agreement (such as the representations and warranties) govern the contractual rights and relationships, and allocate risks, between the parties in relation to the Merger. In particular, the representations and warranties made by the parties to each other in the Merger Agreement have been negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligation to close the Merger should events or circumstances change or be different from those stated in the representations and warranties. Matters may change from the state of affairs contemplated by the representations and warranties. Parent and Seller will provide additional disclosure in their public reports to the extent that they are aware of the existence of any material facts that are required to be disclosed under federal securities law and that might otherwise contradict the terms and information contained in the Merger Agreement and will update such disclosure as required by federal securities laws.

The Offer. The Merger Agreement provides for the commencement of the Offer as promptly as reasonably practicable after the date of the Merger Agreement; provided, that, nothing shall have occurred that gives rise to a right of Parent to terminate the Offer or the Merger Agreement; provided, further, that none of the events described in paragraphs (e), (f), and (g) of Section 15 — “Conditions of the Offer” shall have occurred and be continuing; and provided, further, that Seller shall have fulfilled its obligation to provide certain information to Parent and Purchaser related to Parent’s and Purchaser’s preparation of its offering documents for the Offer.

Conditions to the Offer. The obligation of Purchaser to accept for payment, purchase and pay for any Shares tendered pursuant to the Offer is subject to (x) the satisfaction of the Minimum Condition and (y) the other conditions set forth in Section 15 — “Conditions of the Offer.” Purchaser expressly reserves the right (but shall not be obligated) at any time or from time to time, in its sole discretion, to amend or waive any such condition (other than the Minimum Condition, which may not be amended or waived), to increase the price per Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided, that, without the prior written consent of Seller no change may be made that decreases the price per Share payable in the Offer, changes the form of consideration payable in the Offer, reduces the maximum number of Shares sought to be purchased in the Offer, adds to the conditions to the Offer set forth in Section 15 — “Conditions of the Offer,” extends the Offer other than as described below, or modifies or amends any condition to the Offer in any manner adverse to the holders of Shares.

The Offer shall remain open until 12:00 midnight, New York City time, at the end of the twentieth (20th) business day beginning with (and including) the date that the Offer is commenced (the “Expiration Date”), unless the period of time for which the Offer is open shall have been extended pursuant to, and in accordance with, the provisions of the Merger Agreement (in which event the term “Expiration Date” shall mean the latest time and date as the Offer, as so extended, may expire).

Purchaser may (but is not required to) extend the Offer on one (1) or more occasions, if on any then-scheduled expiration date of the Offer any of the conditions to Purchaser’s obligation to accept for payment and pay for the Company Shares validly tendered in the Offer as set forth in Section 15 — “Conditions of the Offer” (the “Offer Conditions”) are not satisfied or waived for such period of time as Purchaser reasonably determines to be necessary to permit such Offer Conditions to be satisfied or waived.

Purchaser is required to extend the Offer:

•	for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer;

•

for two (2) consecutive ten (10) business day periods beyond the original expiration date of the Offer if, at the time of such scheduled expiration, all of the Offer Conditions, other than the Minimum Condition, are satisfied;

•

for up to ten (10) business days from the date of notice to Seller regarding inaccuracies in Seller’s representations or breach of Seller’s covenants in the Merger Agreement to the extent necessary to provide Seller a ten (10) business day period to attempt to cure such inaccuracies or breaches if they are reasonable curable; provided, that, we are only required to extend the Offer one (1) time for such a cure period; or

•

(A) for such period of time as is necessary to obtain required governmental approvals with respect to the Offer and the Merger, if all of the Offer Conditions, other than the Minimum Condition and the receipt of such governmental approvals are satisfied and (B) for one ten (10) business day period after receipt of all required governmental approvals with respect to the Offer and the Merger, if all other Offer Conditions, other than the Minimum Condition, are satisfied.

In no event will these extension provisions extend the Offer beyond the Outside Date (which is defined in the Merger Agreement as October 31, 2009; provided, however, that the “Outside Date” is subject to extension until January 29, 2010 under certain circumstances described below).

Purchaser is permitted to continue the Offer in accordance with the terms of the Merger Agreement if the Merger Agreement is terminated by Seller in connection with a Superior Proposal (as described below). If Purchaser elects to continue the Offer notwithstanding the termination of the Merger Agreement by Seller in connection with a Superior Proposal, Parent, Purchaser and Seller acknowledge and agree that (i) Seller shall not amend the Rights Agreement in a manner inconsistent with Seller’s representations concerning the Rights Agreement set forth in the Merger Agreement and (ii) the waiver by the Seller Board of the applicability of the provisions of Section 203 of the DGCL to the Transactions, including the Offer and the Merger (as may be amended by Parent and Purchaser following any such termination), shall continue in full force and effect until Purchaser shall withdraw the Offer or the Offer shall have expired or terminated in accordance with the terms thereof without Purchaser (or Parent on Purchaser’s behalf) having accepted for payment any Company Shares pursuant to the Offer. If Purchaser elects to continue the Offer as described in this paragraph and such Offer is not consummated prior to the approval by the stockholders of Seller of an acquisition of Seller following termination of the Merger Agreement by Seller in connection with a Superior Proposal, Parent agrees that it shall terminate the Offer after such approval by the stockholders of Seller of such acquisition, but prior to the closing of such acquisition. In the event that Purchaser is not permitted, or does not elect, to continue the Offer in accordance with this paragraph, Purchaser shall terminate the Offer upon termination of the Merger Agreement.

Top-Up Option. Pursuant to the Merger Agreement, Seller has granted to Parent and Purchaser an irrevocable option to purchase up to that number of Company Shares equal to the lowest number of Company Shares that, when added to the number of Company Shares collectively owned by Parent or Purchaser at the time of exercise, shall constitute one (1) Company Share more than 90% of the then outstanding Company Shares on a fully diluted basis (including all Company Shares potentially issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights (other than the Rights) including Seller RSUs, in each case, which are convertible or exercisable prior to the Outside Date), at a purchase price per Top-Up Option Share equal to $11.50 per Company Share (or such other amount to be paid in the Offer). The Top-Up Option shall not be exercisable for Company Shares in excess of the number of Company Shares authorized and unissued or held in the treasury of Seller (giving effect to the Company Shares issuable pursuant to all then outstanding stock options, RSUs and any other rights to acquire Company Shares as if such shares were outstanding).

The Merger. The Merger Agreement provides that following the satisfaction or waiver of the Offer Conditions, at the Effective Time, the Purchaser will be merged with and into Seller with Seller being the surviving corporation in the Merger (the “Surviving Corporation”). Following the Effective Time, the separate corporate existence of the Purchaser will cease, and Seller will continue as the Surviving Corporation, wholly owned by Parent. Parent may also elect, at any time prior to the fifth (5th) business day immediately preceding the date on which the proxy statement is mailed to Seller’s stockholders, to merge Seller into Purchaser or another direct or indirect wholly owned subsidiary of Parent. In such event, the parties agree to amend the Merger Agreement such that Purchaser or such other wholly owned subsidiary of Parent shall be the Surviving Corporation.

The directors of the Purchaser immediately prior to the Effective Time will be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation. The officers of Seller immediately prior to the Effective Time will be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

Pursuant to the Merger Agreement, each Share outstanding immediately prior to the Effective Time (other than (i) Company Shares directly owned by Seller, Parent or the Purchaser, which will be canceled and will cease to exist, and (ii) Company Shares owned by Seller’s stockholders who perfect their dissenters’ rights under the DGCL) will be converted into the right to receive net in cash, without interest and less any required withholding taxes, an amount equal to the Offer Price paid in the Offer (the “Merger Consideration”).

Treatment of Equity Awards in the Merger. The Merger Agreement provides that at the Effective Time of the Merger the Options and RSUs to purchase Company Shares as of the Effective Time will be treated as follows:

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each Option outstanding immediately prior to the Effective Time that is not a Terminating Option (as defined below) (a “Continuing Option”) will be assumed by Parent and be subject to the same terms and conditions of such stock option immediately prior to the Effective Time (as such terms are amended in accordance with the Merger Agreement), including the vesting restrictions, except for administrative changes that are not adverse to a holder of a Continuing Option or to which the holder consents and except that (i) each Continuing Option will be exercisable for a number of shares of Parent common stock (the “Parent Common Stock”) equal to the product of the number of Company Shares that would be issuable upon exercise of the Continuing Option outstanding immediately prior to the Effective Time multiplied by the quotient obtained by dividing (A) the Merger Consideration by (B) the average closing price of Parent Common Stock on NASDAQ for the five (5) trading days immediately preceding (but not including) the Effective Time (the “Exchange Ratio”), rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the Parent Common Stock issuable upon exercise of such assumed Continuing Option will be equal to the quotient determined by dividing the per share exercise price of the Continuing Option outstanding immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent, and (iii) all references to the “Company” in the applicable Company Stock Option Plans and the stock option agreements will be references to Parent. Each Option so assumed by Parent shall qualify following the Effective Time as an incentive stock option as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent such Option qualified as an incentive stock option prior to the Effective Time;

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each Terminating Option (as defined below) will be cancelled at the Effective Time and will be automatically converted into the right to receive after the Effective Time, an amount in cash determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such option by (ii) the number of Company Shares subject to the vested portion of such Terminating Option (after giving effect to any vesting acceleration), less applicable deductions and withholdings required by law to be withheld in respect of such payment;

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a “Terminating Option” is an Option that is held by a person who is not a Continuing Employee or is subject to the laws of a non-U.S. jurisdiction which Parent determines may not be converted into a Continuing Option (i) under the laws of the relevant non-U.S. jurisdiction (including by reason of a failure to obtain any required regulatory consents or approvals after reasonable commercial efforts by Parent), (ii) under the policies and practices of Parent with respect to the grant of equity awards in the relevant non-U.S. jurisdiction, or (iii) due to Parent’s administrative practices with respect to equity awards;

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each outstanding RSU under the Company Stock Option Plans that is outstanding and unvested at the Effective Time and that is not a Terminating RSU (as defined below) (a “Continuing RSU”) will be assumed by Parent and each Continuing RSU assumed by Parent will continue to have the same terms and conditions of such RSU in effect immediately prior to the Effective Time (as such terms are amended in accordance with the Merger Agreement), including the vesting restrictions, except for administrative changes that are not adverse to a holder of a Continuing RSU or to which the holder consents and except (i) that each RSU shall cover a number of shares of Parent Common Stock equal to the product of Company Shares that would be issuable under the RSU immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) all references to the “Company” in the applicable Company Stock Option Plans and the restricted stock unit agreements will be references to Parent;

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each Terminating RSU (as defined below) shall be cancelled at the Effective Time. Each holder of a Terminating RSU (after giving effect to any vesting acceleration) shall be eligible to receive at the Effective Time an amount in cash (without interest) equal to (i) the Merger Consideration multiplied by (ii) the number of Company Shares subject to each Terminating RSU, less all applicable deductions and withholdings required by law to be withheld in respect of such payment;

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a “Terminating RSU” is a RSU that is held by a person who is not a Continuing Employee (as defined in the Merger Agreement) or is subject to the laws of a non-U.S. jurisdiction and Parent determines such RSU may not be converted into a Continuing RSU (i) under the laws of the relevant non-U.S. jurisdiction (including by reason of a failure to obtain any required regulatory consents or approvals after reasonable commercial efforts by Parent), (ii) under the policies and practices of Parent with respect to the grant of equity awards in the relevant non-U.S. jurisdiction, or (iii) due to Parent’s administrative practices with respect to equity awards; and

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each RSU (or portion thereof) that vests and becomes settleable by its terms at the Effective Time will not be assumed but will be converted into the right to receive, in exchange for the cancellation of the RSU (or portion thereof), an amount in cash, without interest, equal to the Merger Consideration multiplied by the number of Company Shares subject to such RSU (or settlable portion thereof) immediately prior to the Effective Time and any such payment will be subject to all applicable tax withholding requirements.

Parent will notify the Company at least twenty (20) days prior to the Effective Time of Options and RSUs that will not be Continuing Options and Continuing RSUs, respectively.

The Merger Agreement provides that Seller will take all actions necessary with respect to Seller’s employee stock purchase plan (the “Seller ESPP”) so that (i) the Seller ESPP will be suspended immediately following the end of the offering period in effect as of June 4, 2009, after all outstanding purchase rights (if any) have been exercised (the “Final Purchase”), and no offering periods or purchase periods will be commenced thereafter and no payroll deductions or other contributions (other than payroll deductions pursuant to elections in effect as of June 4, 2009, as to the offering period in effect as of June 4, 2009) will be made or effected thereafter with respect to the Seller ESPP, (ii) notice will be given to participants of the Seller ESPP as soon as administratively practicable after June 4, 2009, describing the suspension of the Seller ESPP immediately following the Final Purchase and (iii) the Seller ESPP shall terminate effective upon the Effective Time.

Representations and Warranties. The Merger Agreement contains representations and warranties made by Seller to Parent and Purchaser and representations and warranties made by Parent and Purchaser to Seller. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement.

In the Merger Agreement, Seller has made customary representations and warranties to Parent and the Purchaser, including representations relating to: organization and qualification; Seller subsidiaries; Certificate of Incorporation and By-laws; capitalization; authority relative to the Merger Agreement; no conflict; required filings and consents; permits; compliance; absence of certain changes or events; absence of litigation; employee benefit plans (including certain representations relating to Rule 14d-10 of the Exchange Act); labor and employment matters; offer documents; Schedule 14D-9; proxy statement; property and leases; intellectual property; taxes; environmental matters; material contracts; insurance; brokers and expenses; takeover laws; customers and suppliers; certain business practices; affiliate transactions; vote required; amendment to rights agreement; opinion of financial advisory; data protection; information technology; minute books; and export control laws.

In the Merger Agreement, Parent and the Purchaser have made customary representations and warranties to Seller, including representations relating to: corporate organization; authority relative to the Merger Agreement; no conflict; required filings and consents; financing; offer documents; proxy statement; Schedule 14D-9; absence of litigation; status of Purchaser; and vote required.

Certain representations and warranties of Seller are qualified by reference to a Material Adverse Effect. As used in the Merger Agreement, a “Material Adverse Effect” means any event, condition, circumstance, development, state of facts, change or effect, individually or in the aggregate, that is or would reasonably be expected to be materially adverse to, or has had or would reasonably be expected to have a material adverse effect on, (x) the business, condition (financial or otherwise), capitalization, assets, liabilities or results of operations of Seller and its subsidiaries, taken as a whole, or (y) Seller’s ability to timely consummate the Offer and the Merger; provided, that, with respect to clause (x) above, Material Adverse Effect shall not include any events, conditions, circumstances, developments, state of facts, changes and effects to the extent arising or resulting from (i) changes in the industry in which Seller operates, (ii) changes in the general economic conditions within the U.S., (iii) the announcement or pendency of the transactions contemplated by the Merger Agreement, or the performance or compliance with the terms of the Merger Agreement, (iv) acts of God, natural disasters, calamities, including the engagement by any country in hostility (whether commenced before, on or after the date of this Offer to Purchase, and whether or not pursuant to the declaration of a national emergency or war), (v) the occurrence of a military or terrorist attack, or (vi) any changes in law or GAAP (or any interpretation thereof); provided, that, in the case of each of clauses (i), (ii), (iv) and (v), the Seller and its subsidiaries are not significantly disproportionately affected thereby relative to other companies of comparable size in the same industries and geographies in which Seller operates.

Company Board Representation; Section 14(f). The Merger Agreement provides that upon acceptance for payment of any Company Shares pursuant to the Offer, Purchaser will be entitled to designate that number of directors, rounded up to the next whole number, on Seller’s Board that is equal to the product of (i) the total number of directors on Seller’s Board (giving effect to the directors elected pursuant to this sentence) and (ii) the percentage that the aggregate number of Company Shares beneficially owned by Parent and Purchaser (including Company Shares accepted for payment) bears to the total number of Shares outstanding, and Seller will, promptly take all actions reasonably necessary to cause Purchaser’s designees to be elected as directors of Seller, including, at Parent’s election, increasing the size of Seller’s Board or securing the resignations of incumbent directors, or both.

At such time, Seller shall also take all necessary action to cause persons designated by Purchaser to constitute the same percentage (rounded up if necessary) as persons designated by Purchaser constitute to the Seller’s Board of (i) each committee of the Seller Board, (ii) the board of directors of each of its subsidiaries, and (iii) each committee of each such board. Seller will promptly take all action required to effect any such election or appointment, including all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and will include with the Schedule 14D-9 such information with respect to Seller and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations. Parent or Purchaser will supply to Seller any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

The Merger Agreement also provides that, following the election or appointment of Purchaser’s designees as directors pursuant to the Merger Agreement and prior to the Effective Time or termination of the Merger Agreement by Seller, the approval of a majority of the Independent Directors shall be required to authorize (i) any amendment or termination of the Merger Agreement on behalf of Seller, (ii) any extension by Seller of the time for the performance of any of the obligations of Parent or Purchaser under the Merger Agreement, or any waiver of compliance with any of the agreements or conditions contained in the Merger Agreement for the benefit of Seller and (iii) any amendment of the articles of incorporation or bylaws of Seller that would adversely affect the ability of Seller to consummate the Offer or the Merger. Such authorization shall constitute the authorization of the Seller Board and no other action on the part of the Seller, including any action by any other director of Seller, shall be required to authorize such action. For purposes of the Merger Agreement, an “Independent Director” shall mean a member of the Seller Board who is independent for purposes of the continued listing requirements of NASDAQ.

In the event that Purchaser’s designees are elected or appointed to the Seller Board pursuant to the provisions of the Merger Agreement described in the immediately preceding paragraphs, then, until the Effective Time, Seller shall cause the Seller Board to maintain at least two (2) Independent Directors; provided, however, that, if any Independent Director is unable to serve due to death, disability or other reason, the remaining Independent Director(s) shall be entitled to elect or designate another individual to fill such vacancy who shall be deemed to be an Independent Director for purposes of the Merger Agreement or, if no Independent Directors then remain, the other directors shall designate two (2) persons to fill such vacancies who are not employees, officers, directors or affiliates of Seller, Parent or the Purchaser, and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement.

Conduct of Business Pending the Merger. The Merger Agreement provides that between the date of the Merger Agreement and the earlier of (1) the Effective Time and (2) the date upon which Purchaser’s designees constitute a majority of the members of the Seller Board, Seller shall, and shall cause each of its subsidiaries to, (i) conduct its businesses in the ordinary course of business and in a manner consistent with past practice and in compliance in all material respects with all applicable laws; (ii) use reasonable best efforts to preserve substantially intact its business organization, to keep available the services of its current officers, employees, and consultants and to preserve its current relationships with its customers, suppliers, distributors, licensors, licensees and other persons with which its has business relations; (iii) maintain its owned and leased real property in substantially the same condition as such owned and leased real property exists on the date of the Merger Agreement, (iv) upon reasonable request by Purchaser, deliver any written notice necessary to exercise a renewal option with respect to its real property leases that require such notice of renewal be delivered prior to the Effective Time, and (v) not take any action that would adversely affect or delay in any material respect the ability of either Parent or Seller to obtain any necessary approvals of any regulatory agency or other governmental authority required for the Transactions. The Merger Agreement further provides that, except as (x) expressly contemplated by the Merger Agreement, (y) set forth in the disclosure schedule or (z) as required in compliance with all applicable laws, neither Seller nor any of its subsidiaries shall, between the date of the Merger Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent (which shall not be unreasonably withheld or delayed):

•	amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

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issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock of Seller or any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest and including any RSUs or voting securities), of Seller or any of its subsidiaries, except for (i) the issuance in the ordinary course of business of stock options for the purchase of up to 25,000 Company Shares and Company RSUs for the issuance of up to 10,000 Company Shares for employees hired after June 4, 2009, (ii) the issuance of Company Shares pursuant to exercises of stock options or vesting of RSUs outstanding on June 4, 2009, and (iii), issuance of Company Shares pursuant to Seller’s employee stock purchase plan;

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transfer, lease, sell, pledge, license, dispose of or encumber any material assets or properties of Seller or any of its subsidiaries, except in the ordinary course of business and in a manner consistent with past practice;

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declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than dividends or distributions made by a Company subsidiary to Seller or another Company subsidiary);

•	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

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acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), any corporation, partnership, other business organization or any division thereof or any other business, or any equity interest in any person or any material amount (individually or collectively) of assets; (ii) incur any indebtedness for borrowed money or issue any debt securities, or assume, guarantee or endorse, or otherwise become responsible for (contingently or otherwise), the obligations of any person, in the aggregate in excess of $500,000; (iii) make any loans, advances or capital contributions, except for employee loans or advances for travel expenses and extended payment terms for customers, in each case subject to applicable law and only in the ordinary course of business; (iv) make, authorize, or make any commitment with respect to (A) any single capital expenditure or other expenditure that is, individually, in excess of $500,000 or (B) collectively, in the aggregate for Seller and its subsidiaries taken as a whole in excess of $2,000,000; (v) make or direct to be made any capital investments or equity investments in any entity, other than investments in any wholly owned Company subsidiary; or (vi) enter into or amend any contract, commitment or arrangement with respect to the foregoing;

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increase the compensation payable or to become payable (including bonus grants) or increase or accelerate the vesting of any benefits provided, or pay or award any payment or benefit not required as of the date hereof by a Plan (as defined in the Merger Agreement) as existing as of June 4, 2009, to its directors, officers or employees, or other service providers, (ii) grant any severance or termination pay or benefits to, or enter into any employment, severance, retention, change in control, consulting, or termination contract with any director, officer or other employee or other service providers of Seller and of its subsidiaries, subject to certain exceptions, other than offer letters, employment agreements, or consulting agreements entered into in the ordinary course of business that are terminable at will and without liability to Seller or any of its subsidiary, (iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, contract, trust, fund, policy or arrangement for the benefit of any director, officer or employee or other service providers, (iv) pay or make, or agree to pay or make, any accrual or other arrangement for, or take, or agree to take, any action to fund or secure payment of, any severance pension, indemnification, retirement allowance, or other benefit, or (v) hire, elect or appoint any officer, director or employee holding a position of vice president or above;

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except as publicly announced prior to June 4, 2009, announce, implement or effect any reduction in labor force greater than five percent (5%) of the total Seller headcount, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of Seller or any of its subsidiaries, other than routine employee terminations;

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enter into a new line of business that (A) is material to Seller and of its subsidiaries taken as a whole, or (B) represents a category of revenue that is not discussed in Item 1 of Seller’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009;

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take any action, other than reasonable actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including procedures with respect to the payment of accounts payable and collection of accounts receivable, and the revaluation of any assets);

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make or change any election, change an annual accounting period, adopt or change any accounting period, adopt or change any accounting method, file any amended tax return, enter into any closing agreement, settle any tax claim or assessment relating to Seller or any of its subsidiaries, surrender any right to claim a refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to Seller or any of its subsidiaries, destroy or dispose of any books and records with respect to tax matters relating to periods beginning before the Effective Time and for which the statute of limitations is still open or under which a record retention agreement is in place with a governmental authority if such election, adoption, change, amendment, agreement, settlement, surrender, consent, waiver, destruction or disposal would have the effect of materially increasing the tax liability of Seller or any of its subsidiaries for any period ending after the Effective Time or materially decreasing any tax attribute of Seller or any of its subsidiaries existing on the Effective Time;

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settle, pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), including any litigation, arbitration or other action, other than (i) the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the 2009 Balance Sheet (as defined in the Merger Agreement) or subsequently incurred in the ordinary course of business and consistent with past practice, (ii) those that involve only the payment or receipt of money (and not the assumption of any liability or obligation, including, the grant to any third party of any license, covenant not to sue, immunity or other right with respect to or under any of the Seller’s owned intellectual property) in an amount less than $500,000; provided, that, in connection with such payment Seller shall have received a complete and unconditional release against Seller and its subsidiaries, or (iii) settlements in connection with routine customer audits that involve (x) the receipt of $500,000 or less by Seller and (y) the granting of continued use rights with respect to company products or products or services of Seller or any of its subsidiaries;

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enter into any contract or amendment that would be a “Company Material Contract” (as defined in the Merger Agreement), amend or modify in any material respect or consent to the termination of any Company Material Contract, or amend or modify in any material respect, waive or consent to the termination of Seller’s or any of its subsidiaries’ rights thereunder or waive, release, or consent to the termination of any claims or rights of material value to Seller or any of its subsidiaries; provided, however, that for all purposes of this covenant, the definition of Company Material Contract:

•	shall not include the category of customer contracts referenced in Seller’s contracts representation in the Merger Agreement;

•	shall not include contracts entered into with customers of Seller on terms consistent with Seller’s past contracting practices with similarly situated customers; and

•	all references to $500,000 in certain sections of Seller’s contracts representation in the Merger Agreement with respect to any customer contracts shall be deemed to refer to $2,000,000;

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enter into (i) any material contract with new or existing suppliers or customers with a term of greater than thirty-six (36) months, (ii) any contract with existing suppliers or customers other than on terms consistent with Seller’s or any of its subsidiaries’ existing contracts with such suppliers or customers, as applicable, or (iii) any contract with new suppliers or customers other than on terms that are consistent with Seller’s past contracting practices with similarly situated suppliers or customers, as applicable;

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enter into any contracts (i) under which Seller or any of its subsidiaries grants or agrees to grant to any third party any assignment, license, covenant, release, immunity or other right with respect to any intellectual property or intellectual property rights (other than non-exclusive licenses of software granted to customers in the ordinary course of business consistent with Seller’s past practice), (ii) under which Seller or any of its subsidiaries establishes with any third party a joint venture, strategic relationship, or partnership pursuant to which Seller agrees to develop or create any intellectual property, products or services; (iii) under which Seller or any of its subsidiaries agrees to create or develop any intellectual property, products, or services with any third party that designs, develops, or manufactures or has manufactured microprocessors, microprocessor cores, netbooks, or personal computers; (iv) that will cause or require (or purport to cause or require) the Surviving Corporation or Parent or any of its affiliates to (A) grant to any third party any license, covenant not to sue, immunity or other right with respect to or under any of the intellectual property or intellectual property rights of Parent or any of its affiliates; or (B) be obligated to pay any royalties or other amounts, or offer any discounts, to any third party (other than, with respect to the Surviving Corporation only, in connection with non-exclusive licenses of software entered into in the ordinary course of business consistent with past practice);

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enter into or amend any contract pursuant to which any other party is granted, or that otherwise constrains or subjects Seller or any of its subsidiaries or Parent or any of its Subsidiaries to, any non-competition, “most-favored nation,” exclusive marketing or other exclusive rights of any type or scope or that otherwise restricts Seller or any of its subsidiaries or, upon completion of the Offer or the Merger, Parent or any of its subsidiaries, from engaging or competing in any line of business or in any location; or enter into or amend any contract with respect to joint ventures, partnerships or material strategic alliances; or, other than in the ordinary course of business consistent with past practices, enter into or amend any contract with respect to future services requirements;

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enter into any lease, sublease or license for real property or material operating lease other than the entry into leases with respect to real property spaces of less than 8,000 square feet and a term of less than two (2) years;

•	terminate, cancel, amend or modify any insurance coverage policy maintained by Seller or any of its subsidiaries that is not promptly replaced by a comparable amount of insurance coverage;

•	enter into or amend or otherwise modify any contract or arrangement with persons that are affiliates or are executive officers or directors of Seller;

•	commence any material litigation, inquiry or investigation;

•	enter into, participate in, establish or join any new standards-setting organization, university or industry bodies or consortia, or other multi-party special interest groups or activities;

•	incur any non-employee expense (travel, facilities, other) that was not previously budgeted in the Seller’s Fiscal Year 2010 Annual Operating Plan; or

•	announce an intention, enter into any formal or informal contract or otherwise make a commitment to do any of the foregoing.

Stockholders Meeting. The Merger Agreement provides that Seller will, if the approval and adoption of the Merger Agreement by Seller’s stockholders is required by applicable law in order to consummate the Merger, hold a meeting of its stockholders for the purpose of approving and adopting the Merger Agreement.

No Solicitation of Transactions. The Merger Agreement contains provisions prohibiting (subject to certain exceptions as described below and in the Merger Agreement) Seller and each of its subsidiaries, as well as prohibiting the Seller and each of its subsidiaries from knowingly permitting their respective directors, officers, employees or agents (including financial and legal advisors and other representatives (collectively, “Representatives”), from directly or indirectly:

•	soliciting, initiating, knowingly encouraging or knowingly facilitating any Acquisition Proposal (as defined below) or the making of any Acquisition Proposal;

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entering into, continuing or otherwise participating in any discussions or negotiations regarding, or furnishing to any person any information with respect to, or otherwise cooperating in any way with, any Acquisition Proposal; or

•	waiving, terminating, modifying or failing to enforce any provision of any contractual “standstill” or similar obligation of any person other than Parent or its affiliates.

The Merger Agreement also provides that Seller shall, and shall cause its subsidiaries and instruct its and its subsidiaries’ Representatives to, (i) immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal (as defined below), (ii) request the prompt return or destruction of all confidential information previously furnished to such person(s) prior to the date of the Merger Agreement for the purpose of evaluating a potential Acquisition Proposal and (iii) use its commercially reasonable efforts to ensure compliance with such request.

However, at any time prior to the acceptance of Company Shares pursuant to the Offer, in response to a bona fide written Acquisition Proposal that the Seller Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) is, or is reasonably likely to result in a Superior Proposal by such party, and which Acquisition Proposal was made after the date of the Merger Agreement and did not result from a breach of the no solicitation provisions of the Merger Agreement, Seller may, subject to compliance with the provisions of the Merger Agreement that require Seller to keep Parent informed as to any Acquisition Proposal, (i) furnish information with respect to Seller and its subsidiaries to the person making such Acquisition Proposal (and its Representatives) pursuant to a customary confidentiality agreement and in compliance with the provisions of the Merger Agreement containing confidentiality and standstill provisions not less restrictive of such person than the confidentiality agreement between Seller and Parent; provided, that, all such information has previously been provided to Parent or is provided to Parent prior to or concurrent with the time it is provided to such person, and (ii) participate in discussions or negotiations with the person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal. In addition, prior to the first date on which any particular Shares are accepted for payment and paid for pursuant to the Offer, Seller may, to the extent the Company Board determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) that such action is necessary to comply with its fiduciary duties under applicable law, not enforce any confidentiality, standstill or similar agreement to which Seller or any of its subsidiaries is a party for the sole purpose of allowing the other party to such agreement to submit an Acquisition Proposal, or with respect to another party that has submitted an Acquisition Proposal, solely with respect to such submission, that will constitute, or is reasonably likely to lead to, a Superior Proposal, that did not, in each case, result from a breach of the no solicitation provisions of the Merger Agreement.

The Merger Agreement also requires that Seller will promptly advise Parent (in any event within 24 hours of learning of all relevant information) orally and in writing of any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal or inquiry (including any financial terms and any other material term thereof) and the identity of the person making any such Acquisition Proposal or inquiry and attaching a copy of any such written Acquisition Proposal or if such Acquisition Proposal is provided orally to the Seller, the Seller shall summarize in writing the terms of such Acquisition Proposal or inquiry. Seller shall (i) keep Parent fully informed in all material respects of the status and terms and conditions (including any change to the terms or proposed change to the terms thereof) of any such Acquisition Proposal or inquiry. Seller shall provide Parent with 48 hours prior notice of any meeting of the Seller Board (or such lesser prior notice as is provided to the members of the Seller Board) at which the Seller Board is expected to consider any Acquisition Proposal or any such inquiry or to consider providing information to any person or group in connection with an Acquisition Proposal to any such inquiry. Seller shall publicly reaffirm the Seller Board Recommendation (as defined below) within 10 business days of the commencement of any tender or exchange offer or public announcement or public notice to an Acquisition Proposal from a third party, after receipt of a written request from Parent to provide such reaffirmation, unless a Change in Recommendation (as defined below) is permitted pursuant to the provisions of the Merger Agreement.

The Merger Agreement also provides that neither the Seller Board nor any committee thereof will (i) (A) fail to make, withdraw, modify, amend or qualify or publicly propose to withdraw, modify, amend or qualify (in a manner adverse to Parent or the Purchaser), the approval or recommendation by the Seller Board or any such committee thereof of the Merger Agreement, the Offer, the Merger or the other transactions contemplated by the Merger Agreement (the “Seller Board Recommendation”), (B) make any public statement inconsistent with the Seller Board Recommendation (provided, however, that a public statement limited solely to a brief factual description of an Acquisition Proposal received after the date of the Merger Agreement that did not result from a breach of the no solicitation provisions of the Merger Agreement shall not be deemed to constitute a Change in Recommendation), (C) fail to recommend against acceptance of any tender offer or exchange other than the Offer for the Company Shares within ten (10) business days of the commencement of such offer, (D) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal (any action described in (A)-(D) being referred to as a “Change in Recommendation”) or (ii) adopt or recommend, or publicly propose to adopt or recommend, or allow Seller or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, any Acquisition Proposal (other than a confidentiality or standstill agreement entered into in accordance with the no solicitation provisions of the Merger Agreement) (an “Acquisition Agreement”). Notwithstanding the foregoing, at any time prior to the acceptance of Company Shares pursuant to the Offer, the Seller Board may in response to an Acquisition Proposal that the Seller Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes a Superior Proposal and that was not solicited, made after the date of the Merger Agreement, and did not result from a breach of the no solicitation provisions of the Merger Agreement (A) make a Change in Recommendation if the Seller Board determines in good faith (after consultation with outside counsel) that such action is necessary to comply with its fiduciary duties to Seller’s stockholders under applicable law, or (B) cause Seller to terminate the Merger Agreement pursuant to its terms and concurrently with such termination enter into an Acquisition Agreement if Seller Board has concluded in good faith, after consultation with its outside counsel, such termination is necessary to comply with its fiduciary duties to the stockholders of Seller under applicable law; provided, that, Seller shall not terminate the Merger Agreement pursuant to clause (B) and any purported termination pursuant to clause (B) shall be void and have no force and effect, unless prior to such termination Seller pays by wire of immediately available funds the Fee (as described below); provided, further, that (1) no Change in Recommendation may be made and (2) no termination of the Merger Agreement by Seller pursuant to clause (B) of this sentence may be made unless (i) Seller has provided Parent five (5) business days prior written notice advising Parent that the Seller Board intends to make a Change in Recommendation (a “Notice of Designated Superior Proposal”) which shall describe the terms and conditions of the Superior Proposal that is the basis for the proposed action by the Seller Board (the “Designated Superior Proposal) and attach the most current form or draft of any written agreement providing for the transaction contemplated by such Designated Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Designated Superior Proposal and a new five (5) business day period); (ii) during such five (5) business day period, if requested by Parent, the Seller Board shall engage in good faith negotiations with Parent to amend the Merger Agreement in such a manner that the Acquisition Proposal that was determined to constitute a Superior Proposal no longer is a Superior Proposal; and (iii) at the end of such five (5) business day period, if such Acquisition Proposal has not been withdrawn and the Seller Board determines in good faith that such Acquisition Proposal continues to constitute a Superior Proposal (taking into account any proposals for changes to the terms of the Merger Agreement proposed by Parent in response to a Notice of Designated Superior Proposal, as result of the negotiations required by clause (ii) or otherwise.

The Merger Agreement does not prohibit Seller from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement required by Rule 14d-9 promulgated under the Exchange Act; provided, that, such disclosure, other than a “stop, look and listen” communication of this type contemplated by Section 14d-9(f) of the Exchange Act, shall be deemed to be a Change in Recommendation unless the Seller Board expressly publicly reaffirms the Seller Board Recommendation in such communication or (ii) disclosing information to the stockholders of Seller to the extent the Seller Board determines in good faith (after consultation with outside counsel) that such disclosure is necessary to comply with its fiduciary duties to its stockholders under applicable law.

As used in the Merger Agreement, an “Acquisition Proposal” is any proposal, offer or indication of interest (whether or not in writing) relating to, or that could reasonably be expected to lead to, in one transaction or a series of transactions, (i) any direct or indirect acquisition or purchase (including by any license or lease) of (A) assets (including equity securities of any subsidiary of Seller) or businesses that constitute fifteen percent (15%) or more of the revenues, net income or assets of Seller or of any of its subsidiaries or (B) beneficial ownership of fifteen percent (15%) or more of any class of equity securities of Seller or any of its subsidiaries; (ii) any purchase or sale of, or tender offer or exchange offer for, equity securities of Seller or any of its subsidiaries that, if consummated, would result in any person beneficially owning fifteen percent (15%) or more of any class of equity securities of Seller or any of its subsidiaries; or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture (excluding certain arrangements with customers involving the optimization of Seller’s products in the ordinary course of business subject to certain limitations), share exchange or similar transaction involving Seller or any of its significant subsidiaries, other than the Offer or the Merger. An Acquisition Proposal includes a Superior Proposal and an “Equity Consideration Acquisition Proposal” (as defined below).

As used in the Merger Agreement, a “Superior Proposal” means any bona fide written proposal, which did not result from or arise in connection with a breach of the non-solicitation provisions of the Merger Agreement, made by a third party that, if consummated, would result in such third party’s (or its stockholders’) owning, directly or indirectly, 100% of the equity securities of Seller (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the assets of Seller and that (i) Seller Board determines in good faith (in accordance with written advice of a financial advisor of nationally recognized reputation and its outside legal counsel) to be (1) more favorable from a financial point of view to Seller’s stockholders than the Offer and the Merger (taking into account all terms and conditions of such proposal and of the Merger Agreement (including any changes to the terms of the Merger Agreement proposed by Parent in response to such offer or otherwise)), (2) reasonably capable of being completed by such third party (taking into account, among other things, the expectation of obtaining required regulatory approvals without undue cost or delay), and (3) otherwise reasonably likely to be completed (taking into account all legal, financial, regulatory, and other aspects of the proposal and the person making the proposal), and (ii) is not subject to any due diligence or financing condition (and if financing is required, such financing is then fully committed to the third party).

Directors’ and Officers’ Indemnification and Insurance. The Merger Agreement provides that for six (6) years after the date upon which Purchaser first accepts and pays for Shares in the Offer, Parent shall cause the Surviving Corporation to indemnify and hold harmless each person who is as of the date of the Merger Agreement or was prior to the Effective Time an officer or director of Seller or any of its subsidiaries and each person who is now or was prior to the Effective Time an officer or director of Seller or any of Seller’s subsidiaries who served as a fiduciary under or with respect to any employee benefit plan of Seller or any of Seller’s subsidiaries (within the meaning of Section 3(3) of ERISA) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to such person to the fullest extent permitted by applicable law; provided, that, such advance shall be conditioned upon the Surviving Corporation’s receipt of an undertaking by or on behalf of such person to repay such amount if it shall be ultimately determined by final judgment of a court of competent jurisdiction that the such person is not entitled to be indemnified pursuant to the Merger Agreement), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, arbitration, proceeding or investigation in respect of or arising out of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer or director of Seller and any of its subsidiaries or a fiduciary under or with respect to any employee benefit plan of Seller or any of its subsidiaries. In the event of any such action, Parent and the Surviving Corporation shall cooperate with such indemnified person in the defense of any such action.

Parent agreed, pursuant to the Merger Agreement, that for six (6) years after date upon which Purchaser first accepts and pays for Shares in the Offer, to cause the Surviving Corporation to fulfill and honor in all respects the obligations of Seller pursuant to any indemnification agreements of Seller or any of its subsidiaries that were disclosed to Parent (and all other indemnification agreements of Seller that are on terms substantially similar to the Indemnification Agreements) and any indemnification, exculpation or advancement of expenses provisions under the certificates of incorporations or bylaws (or comparable organizational documents) as in effect immediately prior to the Effective Time; provided, that, such obligations shall be subject to any limitation imposed from time to time under applicable law.

For six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to provide officers’ and directors’ liability, fiduciary liability and similar insurance in respect of acts or omissions occurring prior to the Effective Time covering each person who is as of the date of the Merger Agreement or was prior to the Effective Time an officer or director of Seller or any of its subsidiaries and each person who is now or was prior to the Effective Time an officer or director of Seller or any of its subsidiaries who served as a fiduciary under or with respect to any employee benefit plan of Seller or any of its Subsidiaries (within the meaning of Section 3(3) of ERISA) covered as of the date of the Merger Agreement by Seller’s director and officer insurance policies on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement as well as covering claims brought against each Indemnified Person under ERISA; provided, that, in satisfying this obligation, the Surviving Corporation shall not be obligated to pay annual premiums in the aggregate in excess of 200% of the amount per annum Seller paid in its last full fiscal year, which amount Seller has disclosed to Parent prior to the date of the Merger Agreement. Notwithstanding the foregoing, at any time Parent or the Surviving Corporation may, and prior to the date upon which Purchaser first accepts and pays for Shares in the Offer, Seller may, with the prior written consent of Parent (which shall not be unreasonably withheld, delayed or conditioned), purchase a “tail” directors’ and officers’ liability insurance policy, covering the same persons and providing the same terms with respect to coverage and amount as aforesaid, and that by its terms shall provide coverage until the sixth (6th) annual anniversary of the Effective Time, and upon the purchase of such insurance Parent’s and the Surviving Corporation’s obligations pursuant to this paragraph shall be deemed satisfied for so long as such insurance is in full force and effect.

Parent agreed, pursuant to the Merger Agreement, that in the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and other assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, shall assume the obligations set forth in the Merger Agreement.

HSR Act Filing and International Antitrust Notifications. The Merger Agreement provides that as promptly as possible after the execution of the Merger Agreement, if required by law, each of Parent and Seller shall comply with all domestic and foreign regulatory approvals necessary to consummate the Merger. See Section 16 — “Certain Legal Matters; Regulatory Approvals.”

Conditions to the Merger. The Merger Agreement provides that the respective obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

•	if required by applicable law, the Merger Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the Company Shares;

•

no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect; nor shall there be any statute, rule, regulation or order enacted, entered, enforced by any governmental authority that prevents or prohibits the consummation of the Merger; and

•	Purchaser or its permitted assignee shall have purchased all Company Shares validly tendered and not withdrawn pursuant to the Offer.

Termination. The Merger Agreement may be terminated and the Offer and Merger may be abandoned at any time prior to the (1) Effective Time in certain circumstances as set forth in the Merger Agreement and discussed below or (2) date upon which Purchaser’s designees constitute a majority of the members of the Seller’s Board (the “Control Date”) in certain other circumstances as set forth in the Merger Agreement and discussed below.

The Merger Agreement may be terminated and the Offer and the Merger abandoned at any time during the period commencing on the date of the Merger Agreement, extending through the Control Date, and ending at the Effective Time in the following manner:

•	by mutual written consent of Parent and Seller; subject to the approval of the Independent Directors;

•

by either Parent, Purchaser or Seller, if any governmental authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or other law that (i) makes acceptance for payment of, or payment for, the Company Shares or consummation of the Merger illegal or otherwise prohibited, or (ii) enjoins Purchaser from accepting for payment, or paying for, the Company Shares pursuant to the Offer or Parent and Seller from consummating the Merger and, in respect of an order, injunction, judgment, judicial decision, decree or ruling under clause (i) or (ii) above, that shall have become final and non-appealable.

The Merger Agreement may be terminated and the Offer and the Merger abandoned at any time during the period commencing on the date of the Merger Agreement and ending at the Control Date in the following manner:

by either Parent, Purchaser or Seller,

•

if (i) the Offer shall have expired or been terminated without Parent or Purchaser having accepted for payment any Company Shares pursuant to the Offer or (ii) the acceptance of Company Shares pursuant to the Offer shall not have occurred on or before October 31, 2009 (the “Outside Date”); provided, however, that the Outside Date shall be automatically extended to November 30, 2009, if all of the Offer Conditions (other the Minimum Condition and the condition related to required regulatory approvals) are satisfied for such period of time necessary to permit the obtainment of such regulatory approvals; provided, further, that the Outside Date may be extended beyond November 30, 2009, at the option of Parent or Purchaser if all of the Offer Conditions (other the Minimum Condition and the condition related to required regulatory approvals) are satisfied as of November 30, 2009, for such period of time necessary to permit the obtainment of such regulatory approvals, provided that any extension pursuant to this proviso shall not extend beyond January 29, 2010; provided, further, that the right to terminate the Merger Agreement pursuant to this paragraph shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of such acceptance to occur on or before such date; or

by either Parent or Purchaser,

•

if there is an inaccuracy in Seller’s representations in the Merger Agreement, or a breach by Seller of its covenants in the Merger Agreement, in either case such that Purchaser’s related conditions to the Offer as set forth in Section 15 — “Conditions to the Offer” would fail to be satisfied, and such inaccuracy or breach is not cured within thirty (30) days after notice thereof;

•

if following the execution and delivery of the Merger Agreement, there shall have occurred a Material Adverse Effect that is continuing (whether or not events or circumstances occurring prior to the execution and delivery of the Merger Agreement caused or contributed to the occurrence of such Material Adverse Effect);

•

if any of the following shall have occurred: (i) the Seller Board or any committee thereof shall have made a Change in Recommendation; (ii) the Seller Board shall have failed to reconfirm the Seller Board Recommendation within ten (10) business days after the commencement of a tender or exchange offer or public notice of an Acquisition Proposal from a third party after written request from Parent to do so; (iii) Seller shall have failed to include the Seller Board Recommendation in the Schedule 14D-9 or to permit Parent to include the Seller Board Recommendation in the Offer to Purchase; or (iv) Seller shall have breached any of the covenants set forth in the Merger Agreement; or

by Seller

•

in order to enter into an definitive agreement with respect to a Superior Proposal in accordance with the non-solicitation provisions of the Merger Agreement; provided, however, that with respect to a Superior Proposal that involves proposed consideration that includes (i) equity securities or other securities convertible into equity securities of a third party and (2) cash consideration (if any) that is less than $11.50 per Company Share (or any other price per Company Share that is paid in the Offer) (an “Equity Consideration Acquisition Proposal”), Seller may only terminate the Merger Agreement to enter into such definitive agreement beginning after the fifth (5th) business day following the occurrence of a “Termination Trigger Date” if, at the time of such Termination Trigger Date, Purchaser has not yet accepted and paid for any Shares in the Offer. The Merger Agreement defines a “Termination Trigger Date” as the first day after the fortieth (40th) business day following the commencement of the Offer on which, if the Seller Board or any committee thereof shall have determined, in accordance with the Merger Agreement, to enter into a definitive agreement with respect to an Equity Consideration Acquisition Proposal, there shall not be in effect any law or interpretation or position of the SEC which requires the Offer to remain open. In the event of any termination of the Merger Agreement by Seller pursuant to the termination right described in this paragraph (whether with respect to an Equity Consideration Acquisition Proposal or otherwise) Seller shall pay to Parent the Fee (as defined below) prior to such termination.

Fee and Expenses. The Merger Agreement contemplates that a termination fee of $30,000,000 (the “Fee”) will be payable by Seller to Parent under any of the following circumstances:

•

the Merger Agreement is terminated by Parent, Purchaser or Seller because (i) the Offer shall have expired or been terminated without Parent or Purchaser having accepted for payment any Company Shares pursuant to the Offer or (ii) the acceptance of Company Shares pursuant to the Offer shall not have occurred on or before Outside Date and (x) an Acquisition Proposal by a third party shall have been publicly announced after the date the Merger Agreement was entered into and prior to such termination and (y) within twelve (12) months after such termination the Seller enters into a definitive agreement with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated;

•

the Merger Agreement is terminated by Parent or Purchaser because there is an inaccuracy in Seller’s representations in the Merger Agreement, or a breach by Seller of its covenants in the Merger Agreement, in either case such that Purchaser’s related conditions to the Offer as set forth in Section 15 — “Conditions to the Offer” would fail to be satisfied, and such inaccuracy or breach is not cured within thirty (30) days after notice thereof and (x) an Acquisition Proposal by a third party shall have been received by the Seller after the date the Merger Agreement and prior to such termination and (y) within twelve (12) months after such termination Seller enters into a definitive agreement with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated;

•

the Merger Agreement is terminated by either Parent or Purchaser, because any of the following shall have occurred: (i) the Seller Board or any committee thereof shall have made a Change in Recommendation; (ii) the Seller Board shall have failed to reconfirm the Seller Board Recommendation within ten (10) business days after the commencement of a tender or exchange offer or public notice of an Acquisition Proposal from a third party after written request from Parent to do so; or (iii) Seller shall have failed to include the Seller Board Recommendation in the Schedule 14D-9 or to permit Parent to include the Seller Board Recommendation in the Offer to Purchase; or

•	the Merger Agreement is terminated by Seller in order to enter into a definitive agreement with respect to a Superior Proposal.

Subject to the following paragraph, all costs and expenses incurred in connection with the Merger Agreement, the Offer and the Merger shall be paid by the party incurring such expenses, whether or not the Offer and the Merger are consummated.

If the Merger Agreement is terminated by Parent pursuant to Parent’s termination rights relating to an inaccuracy in Seller’s representations in the Merger Agreement, or a breach by Seller of its covenants in the Merger Agreement, as discussed above under the caption “Termination,” and neither Parent nor Purchaser is in material breach of their respective agreements contained in Merger Agreement or their respective representations contained in the Merger Agreement, Seller shall, reimburse each of Parent and Purchaser and their affiliates for all out-of-pocket expenses and fees (including fees and expenses payable to all banks, investment banking firms, other financial institutions and other persons and their respective agents and counsel, for arranging, committing to provide or providing any financing for the Offer and the Merger or structuring the Offer and the Merger and all fees and expenses of counsel, accountants, experts and consultants to Parent and Purchaser, and all printing and advertising expenses) actually incurred or accrued by either of them or on their behalf in connection with the Offer and the Merger, including the financing thereof, and actually incurred or accrued by banks, investment banking firms, other financial institutions and other persons and assumed by Parent or Purchaser in connection with the negotiation, preparation, execution and performance of the Merger Agreement, the structuring and financing of the Offer and the Merger and any financing commitments or agreements relating thereto in an amount not to exceed $4,000,000.

Amendment. The Merger Agreement may be amended by the parties to the Merger Agreement at any time prior to the Effective Date. However, after approval and adoption of the Merger Agreement and the Offer and the Merger by the stockholders of Seller, no amendment may be made that would reduce the amount or change the type of consideration into which each Company Share shall be converted upon consummation of the Merger.

Tender and Support Agreement. The following is a summary of the Tender and Support Agreement, a form of which is filed as an Exhibit to the Schedule TO, and is incorporated herein by reference. The summary is qualified in its entirety by reference to the Tender and Support Agreement.

Concurrently with entering into the Merger Agreement, Parent and Purchaser entered into a Tender and Support Agreement dated June 4, 2009 (this “Tender and Support Agreement”) with Jerry Fiddler, Narendra Gupta and Kenneth Klein, and various other entities affiliated with Messrs. Fiddler and Gupta (each a “Stockholder”). Collectively, the Stockholders directly own 8,331,236 Company Shares, representing approximately 10.8% of the Company Shares outstanding on the date of the Merger Agreement.

Pursuant to the Tender and Support Agreement, each of the Stockholders has agreed to tender all of the Shares owned by the Stockholder (the “Subject Shares”) in accordance with the Offer. Pursuant to the Tender and Support Agreement, as promptly as practicable after such Stockholder has received all documents or instruments required to be delivered pursuant to the terms of the Offer, each Stockholder will (i) deliver to the Depositary (A) a letter of transmittal with respect to his, her or its Subject Shares complying with the terms of the Offer, (B) a certificate or certificates representing such Subject Shares or an “agent’s message” (or such other evidence, if any, of transfer as the Depositary may reasonably request) in the case of a book-entry transfer of any uncertificated Subject Shares and (C) all other documents or instruments required to be delivered pursuant to the terms of the Offer, and/or (ii) instruct his, her or its broker or such other person that is the holder of record of any Subject Shares beneficially owned by such Stockholder to tender such Subject Shares pursuant to and in accordance with the terms of the Offer.

Each Stockholder has agreed that once its Subject Shares are tendered such Stockholder will not withdraw any of such Subject Shares from the Offer, unless and until the Tender and Support Agreement shall have been terminated in accordance with its terms.

The Tender and Support Agreement also provides that if any Subject Shares have not been previously accepted for payment and paid for by the Purchaser pursuant to the Offer, then each Stockholder agrees to vote, or cause his, her or its Subject Shares to be voted, (i) in favor of the Merger, (ii) against (A) any agreement or arrangement related to any Acquisition Proposal, (B) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of Seller or any of its subsidiaries, or (C) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement, which is considered at any such meeting of stockholders, and in connection therewith to execute any documents reasonably requested by Parent which are necessary or appropriate in order to effectuate the foregoing. Each Stockholder also agreed that he, she or it will not, director or indirectly: (a) transfer or consent to or permit any such transfer of any or all of its Subject Shares, or any interest therein, or create or permit to exist any lien, other than any restrictions imposed by applicable law or pursuant to the Tender and Support Agreement, on any such Subject Shares (other than transfers to charitable organizations or a trust for the benefit of the Stockholder where such transferee has agreed in writing to be bound by the terms of the Tender and Support Agreement), (b) enter into any contract with respect to any transfer of such Subject Shares or any interest therein, (c) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to such Subject Shares, (d) deposit or permit the deposit of such Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Shares, or (e) take or permit any other action that would in any way restrict, limit or interfere with the performance of its obligations under the Tender and Support Agreement or the transactions contemplated thereby or otherwise make any representation or warranty of each Stockholder therein untrue or incorrect.

The Tender and Support Agreement shall terminate automatically, without any notice or other action by any person, upon the later of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the termination of the Offer by Parent.

Employment and Non-Competition Agreements. The following is a summary of the Employment and Non-Competition Agreements, forms of which are filed as an Exhibit to the Schedule TO, and are incorporated herein by reference. The summary is qualified in its entirety by reference to the applicable agreements.

In connection with the execution of the Merger Agreement, Kenneth Klein, President and Chief Executive Officer of Seller, and Ian Halifax, Chief Financial Officer of Seller, each entered into an employment agreement with Seller and Parent. Mr. Klein also entered into a Non-Competition Agreement with Seller and Parent.

Kenneth Klein Employment Agreement

The employment agreement for Mr. Klein, which shall become effective upon the Acceptance Date (as defined in the Merger Agreement), provides for a two (2) year period of employment following the Acceptance Date as President of Seller. Mr. Klein’s existing Employment Agreement, originally dated November 5, 2003, as amended through January 30, 2009, will remain in effect until the effective time of the employment agreement described herewith. Seller will pay Mr. Klein an annual base salary of $500,000 and he will be eligible to receive an incentive bonus, based on performance objectives for each relevant installment period, subject to a certain stipulated minimum amount payable in four (4) equal installments.

Mr. Klein will no longer be eligible to participate in certain change of control and severance plans sponsored by Seller. Equity awards outstanding as of the Acceptance Date, except certain performance share awards, will be accelerated by a period of two (2) years and will otherwise continue vesting at the same prior rate of vesting. Outstanding performance share awards will have revised vesting terms and will vest going forward based on Mr. Klein’s projected period of employment.

Mr. Klein will be eligible to receive a lump sum retention bonus if he continues his employment with Seller through the one (1) year anniversary of the Acceptance Date (the “First Retention Date”) and meets certain performance goals. The first retention bonus can be up to $2,000,000. Mr. Klein will also be eligible to receive a lump sum retention bonus if he continues his employment with Seller through the two (2) year anniversary of the Acceptance Date and meets certain performance goals (the “Second Retention Date”). The second retention bonus can be up to $3,000,000.

Notwithstanding the foregoing, if Mr. Klein is terminated during the two (2) year period following the Acceptance Date as a result of an Involuntary Termination or if he resigns his employment for Good Reason (as each such term is defined in Mr. Klein’s employment agreement), Mr. Klein, subject to signing and not revoking a full release of claims in favor of Seller, will receive: (i) an amount equal to the base salary actually paid to Mr. Klein for the eighteen (18) month period prior to his severance date (which amount will not be less than a certain prescribed amount), (ii) the difference between (x) one hundred fifty percent (150%) of the target bonus for the fiscal year in which the termination occurs and (y) any amount of the bonus already received by Mr. Klein during the fiscal year in which the termination occurs on account of such fiscal year (e.g., quarterly bonus amounts already paid), (iii) an amount equal to the actual bonus paid for the fiscal year prior to the fiscal year in which the termination occurs, pro-rated according to the number of months Mr. Klein is employed by Seller during the year in which the termination occurs, (iv) reimbursement for up to eighteen (18) months for premiums related to continued group health coverage under COBRA, (v) full vesting as to any awards outstanding as of the Acceptance Date that remain outstanding on his severance date, and (vi) either the first retention bonus if Mr. Klein’s termination occurs prior to the First Retention Date, determined based on the actual achievement of the applicable performance goals and pro-rated on based on how long Mr. Klein has worked prior to the First Retention Date, or, the second retention bonus if Mr. Klein’s termination occurs after the First Retention Date, but prior to the Second Retention Date, determined based on the actual achievement of the applicable performance goals and pro-rated on based on how long Mr. Klein has worked after the First Retention Date. Mr. Klein is subject to certain confidentiality, privacy, invention assignment, and non-solicitation provisions following any termination of employment.

Kenneth Klein Non-Competition Agreement

Seller, Parent and Mr. Klein entered into a Non-Competition Agreement on June 4, 2009 (the “Non-Compete”), which will become effective upon the Acceptance Date. The Non-Competition Agreement provides that for a period of three years from Mr. Klein’s termination of employment with Seller for any reason (the “Restricted Period”), Mr. Klein shall not, directly or indirectly, engage or participate in the development of any technologies, products or services relating to the operating systems, middleware and software development tools for use in or with non-enterprise products (whether as an employee, agent, consultant, advisor, independent contractor, proprietor, principal, partner, stockholder, trustee, officer or director) or have an ownership or financial interest (except for ownership of a de minimus amount of any publicly held entity or privately-held entity) in any person engaged in Seller’s business, anywhere in the world in which Seller is currently engaged in business or otherwise proposing to or targeting to distribute, license or sell its products, services or technologies. Furthermore, Mr. Klein shall not, directly or indirectly, solicit or take any action designed to induce an employee terminate such employee’s relationship with Seller or engage in any competitive behavior described above for the Restricted Period.

Ian Halifax Employment Agreement

The employment agreement for Mr. Halifax, which shall become effective upon the Acceptance Date (as defined in the Merger Agreement), provides for a one (1) year period of employment following the Acceptance Date during which time he will render transition services to Seller. Mr. Halifax’s existing certain Offer Letter, originally dated January 30, 2007, as amended through October 16, 2008, will remain in effect until the effective time of the employment agreement described herewith. Seller will pay Mr. Halifax an annual base salary of $400,000, and he will be eligible to receive an annual cash incentive bonus with the target percentage set at fifty percent (50%) of his annual base salary payable in two installments based on performance objectives for each relevant installment period.

Mr. Halifax will no longer be eligible to participate in certain change of control and severance plans sponsored by Seller. Equity awards outstanding as of the Acceptance Date including certain nonplan stock option grants, will be accelerated by a period of one (1) year and will otherwise continue vesting at the same prior rate of vesting.

Mr. Halifax will be eligible to receive a lump sum retention bonus if he continues his employment with Seller through the six (6) month anniversary of the Acceptance Date (the “First Halifax Retention Date”). The first retention bonus is equal to twelve (12) months’ base salary, plus an amount equal to the actual bonus Mr. Halifax received in the prior fiscal year, and his equity awards that were outstanding as of the Acceptance Date that remain outstanding will fully vest (the “First Halifax Retention Bonus”).

Mr. Halifax will also be eligible to receive a second retention bonus if he is employed by Seller through the one (1) year anniversary of the Acceptance Date or on the earlier successful completion of a transition period (the “Second Halifax Retention Date”). The second retention bonus is payable in a lump sum and is equal to a cash payment in the amount of the base salary earned by Mr. Halifax since the Acceptance Date plus an amount equal to his annual incentive bonus, which will be pro-rated to the extent Mr. Halifax has not been employed for a full year on the Second Halifax Retention Date (the “Second Halifax Retention Bonus”).

Notwithstanding the foregoing, if Mr. Halifax is terminated before the First Halifax Retention Date as a result of an Involuntary Termination or if he resigns his employment for Good Reason (as each such term is defined in Mr. Halifax’s employment agreement), Mr. Halifax, subject to signing and not revoking a full release of claims in favor of Seller, will receive (i) the First Halifax Retention Bonus, (ii) the total annual incentive bonus for the year in which termination occurs, which will be pro-rated based on how long Mr. Halifax has worked in the year of termination, and (iii) reimbursement for up to eighteen (18) months for premiums related to continued group health coverage under COBRA.

Notwithstanding the foregoing, if Mr. Halifax is terminated after the First Halifax Retention Date, but before the Second Halifax Retention Date, as a result of an Involuntary Termination or if he resigns his employment for Good Reason (as each such term is defined in Mr. Halifax’s employment agreement), Mr. Halifax, subject to signing and not revoking a full release of claims in favor of Seller, will receive (1) a cash payment equal to the amount of the base salary earned by Mr. Halifax since the Acceptance Date through the date of severance, (2) the total annual incentive bonus for the year in which termination occurs minus any bonus actually paid, which will be pro-rated based on how long Mr. Halifax has worked in the year of termination, and (3) the Second Halifax Retention Bonus, pro-rated based on how long Mr. Halifax has worked following the First Halifax Retention Date. Mr. Halifax is subject to certain confidentiality, privacy, invention assignment, and non-solicitation provisions following any termination of employment.

12.	Purpose of the Offer; Plans for Seller.

Purpose of the Offer. The purpose of the Offer is to acquire control of, and the entire equity interest in, Seller. Pursuant to the Merger Agreement, Intel is entitled as soon as practicable after consummation of the Offer to seek representation on the Seller Board proportionate to its ownership of Company Shares and to seek to have Seller consummate the Merger pursuant to the Merger Agreement. Pursuant to the Merger, the outstanding Company Shares not owned by Intel or its subsidiaries (including Purchaser) will be converted into the right to receive cash in an amount equal to the price per Company Share provided pursuant to the Offer.

Approval. Under the Delaware General Corporation Law (the “DGCL”), the approval of the Seller Board and the affirmative vote of the holders of a majority of the outstanding Company Shares voting together as a single class, may be required to approve and adopt the Merger Agreement and the transactions contemplated thereby including the Merger. The Seller Board has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby and, unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL described below, the only remaining required corporate action of Seller is the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the Company Shares voting together as a single class. If stockholder approval for the Merger is required, Intel intends to cause the Seller Board to set the record date for the stockholder approval for a date as promptly as practicable following the consummation of the Offer. Accordingly, if the Minimum Condition is satisfied, we believe the Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other stockholders.

Stockholder Meetings. In the Merger Agreement, Seller has agreed, if a stockholder vote is required, to convene a meeting of its stockholders following consummation of the Offer for the purpose of considering and voting on the Merger. Seller, acting through its Board of Directors, has further agreed that, if a stockholders’ meeting is convened, the Seller’s Board shall recommend that stockholders of Seller vote to adopt and approve the Merger Agreement and the Merger. At any such meeting, all of the Shares then owned by Intel and the Purchaser and by any of Intel’s other subsidiaries, and all Shares for which Seller has received proxies to vote, will be voted in favor of adoption of the Merger Agreement and approval of the Merger.

Board Representation. See Section 11 – “The Transaction Documents” of this Offer to Purchase. Intel currently intends to designate a majority of the directors of Seller following consummation of the Offer. It is currently anticipated that Purchaser will designate Paul Otellini, Arvind Sodhani, Renee James and Sean Maloney to serve as directors of Seller following consummation of the Offer. Purchaser expects that such representation would permit Purchaser to exert substantial influence over Seller’s conduct of its business and operations. The foregoing information and certain other information contained in this Offer to Purchase and the Schedule 14D-9 being mailed to stockholders herewith are being provided in accordance with the requirements of Section 14(f) of the 1934 Act and Rule 14f-1 thereunder.

Short-form Merger. Under the DGCL, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Company Shares, Purchaser will be able to approve the Merger without a vote of Seller’s stockholders. In such event, Parent and Purchaser anticipate that they will take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of Seller’s stockholders. However, if the Purchaser does not acquire at least 90% of the outstanding Company Shares pursuant to the Offer or otherwise, a significantly longer period of time would be required to effect the Merger. Pursuant to the Merger Agreement, Seller has agreed to convene a meeting of its stockholders as soon as practicable following consummation of the Offer to consider and vote on the Merger, if a stockholders’ vote is required.

Rule 13e-3. The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions and under certain circumstances may be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer or otherwise in which the Purchaser seeks to acquire the remaining Shares not held by it. The Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger if the Merger is consummated within one (1) year after the consummation of the Offer at the same per Share price as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning Seller and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

Plans for Seller. In connection with Intel’s consideration of the Offer, Intel has developed an initial plan, on the basis of available information, for the combination of the business of Seller with that of Intel. Intel intends to continue reviewing such information as part of a comprehensive review of Seller’s business, operations, capitalization and management with a view to optimizing development of Seller’s potential in conjunction with Intel’s existing business. This planning process will continue throughout the pendency of the Offer and the Merger, but will not be implemented until the completion of the Merger.

Extraordinary Corporate Transactions. Except as described above or elsewhere in this Offer to Purchase, Intel and Purchaser have no present plans or proposals that would relate to or result in an extraordinary corporate transaction involving Seller or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), any change in Seller’s Board or management, any material change in Seller’s capitalization or dividend policy or any other material change in Seller’s corporate structure or business.

Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders will have certain rights under the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Company Shares. Such rights to dissent, if the statutory procedures are met, could lead to a judicial determination of the fair value of the Company Shares, as of the day prior to the date on which the stockholders’ vote was taken approving the Merger or similar business combination (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting holders for their Company Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Company Shares. In determining the fair value of the Company Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Company Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be the same as, or more or less than, the purchase price per Company Share in the Offer or the Merger consideration.

In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the Merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above.

13.	Certain Effects of the Offer.

Market for the Company Shares. The purchase of Company Shares pursuant to the Offer will reduce the number of holders of Company Shares and the number of Company Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Company Shares held by stockholders other than the Purchaser and Intel. The Purchaser cannot predict whether the reduction in the number of Company Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Company Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

Stock Listing. Depending upon the number of Company Shares purchased pursuant to the Offer, the Company Shares may no longer meet the standards for continued inclusion in NASDAQ. If, as a result of the purchase of Company Shares pursuant to the Offer, the Company Shares no longer meet the criteria for continuing inclusion in NASDAQ, the market for the Company Shares could be adversely affected. According to NASDAQ’s published guidelines, the Company Shares would not meet the criteria for continued inclusion in NASDAQ if, among other things, the number of publicly held Company Shares were less than 750,000, the aggregate market value of the publicly held Company Shares were less than $5,000,000 or there were fewer than two market makers for the Company Shares. If, as a result of the purchase of the Company Shares pursuant to the Offer, the Company Shares no longer meet these standards, the quotations on NASDAQ will be discontinued. In the event the Company Shares were no longer quoted on NASDAQ, quotations might still be available from other sources. The extent of the public market for the Company Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Company Shares at such time, the interest in maintaining a market in the Company Shares on the part of securities firms, the possible termination of registration of the Company Shares under the Exchange Act, and other factors.

Margin Regulations. The Company Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which designation has the effect, among other effects, of allowing brokers to extend credit on the collateral of the Company Shares. Depending upon factors similar to those described above regarding the market for the Company Shares and stock listings, it is possible that, following the Offer, the Company Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

Exchange Act Registration. The Company Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Seller to the SEC if the Company Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Company Shares under the Exchange Act would substantially reduce the information required to be furnished by Seller to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Seller, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of Seller and persons holding “restricted securities” of Seller to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Company Shares under the Exchange Act were terminated, the Company Shares would no longer be “margin securities” or be eligible for listing on the NASDAQ. Parent and the Purchaser currently intend to seek to cause Seller to terminate the registration of the Company Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

14.	Dividends and Distributions.

The Merger Agreement provides that, from the date of the Merger Agreement to the Effective Time, without the prior written consent of Intel, Seller will not, and will not permit any of its subsidiaries to, declare, set aside, make or pay any dividends on or other distributions (whether in cash, stock, property or otherwise) in respect of, any shares of its capital stock, other than dividends or distributions by a subsidiary of Seller to Seller or another subsidiary of Seller. Neither Intel nor Purchaser anticipate waiving this restriction or otherwise consenting to the payment of any dividend on Seller’s common stock. Accordingly, it is anticipated that no dividends will be declared or paid on the Company Shares following the date of the Merger Agreement.

15.	Conditions of the Offer.

Notwithstanding any other provisions of the Offer, the Purchaser shall not be required to, and Parent shall not be required to cause the Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any tendered Company Shares, if:

(a)	there shall not have been validly tendered prior to the expiration date for the Offer (as it may have been extended or re-extended pursuant to the Merger Agreement, the “Expiration Date”) that number of Company Shares which, when added to the Company Shares already owned by Parent and its controlled subsidiaries, represents at least (i) at least fifty percent (50%) of the then outstanding Company Shares on a “fully diluted basis” (including all Company Shares potentially issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights (other than the Rights), including the Seller’s outstanding RSUs, in each case, which are convertible or exercisable prior the Outside Date, but excluding the Subject Shares plus (ii) the Subject Shares (the “Minimum Condition”);

(b)	any applicable waiting period under the HSR Act shall not have been terminated or expired and the foreign antitrust and similar regulatory waiting periods, clearances, consents or approvals under the German Act against Restraints of Competition, the Restrictive Trade Practices Laws 5748-1998 of Israel, or any other applicable material consents or approvals of any governmental authority shall not have expired, been obtained or been terminated, as the case may;

(c)	there shall have been instituted or be pending, or be threatened in writing, any litigation, suit claim, action, hearing, proceeding or mediation by any governmental authority, (i) challenging or seeking to make illegal, materially delay, or otherwise, directly or indirectly, restrain or prohibit, the acceptance for payment, payment for or purchase of any Company Shares by Parent or Purchaser, or the consummation of the Merger; (ii) seeking to prohibit or limit the ownership or operation by the Seller, Parent or any of their subsidiaries of all or any of the business or assets of the Seller, Parent or any of their subsidiaries, or to compel the Seller, Parent or any of their subsidiaries, to dispose of, license or to hold separate all or any portion of the business or assets of the Seller, Parent or any of their subsidiaries, in any such case (individually or in the aggregate with all other such cases) in a manner that has or would reasonably be expected to have a materially detrimental effect on the Seller or Parent or on the benefits expected to be derived by Parent from the transactions contemplated in the Merger Agreement; (iii) seeking to impose or confirm any limitation on the ability of Parent, Purchaser or any other affiliate of Parent to acquire, hold or exercise effectively full rights of ownership of any Company Shares, including the right to vote any Company Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Seller’s stockholders; (iv) seeking to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Company Shares; or (v) that otherwise (individually or in the aggregate with all other such Actions) would have a Material Adverse Effect;

(d)	there shall be any action taken, or any United States or non-United States law (statutory, common or otherwise), including any statute, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order of a governmental authority or interpretation enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) Parent, the Seller or any subsidiary or affiliate of Parent or the Seller or (ii) the Offer or the Merger of any governmental authority that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in paragraph (c) above;

(e)	any Material Adverse Effect shall have occurred and be continuing;

(f)

(i) any representation or warranty of Seller set forth in the Merger Agreement (other than in Section 4.3, Section 4.4, Section 4.7(b), the third sentence of Section 4.10(h), Section 4.19, Section 4.20 and Section 4.24) shall not be true and correct (without giving effect to any qualification as to “materiality” or “Material Adverse Effect” set forth therein) as of the date of the Merger Agreement and as of immediately prior to the expiration of the Offer as though made on or as of such date, except, in each case, (A) those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, that need only be true and correct as of such date or with respect to such period, or (B) where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not have a Material Adverse Effect, (ii) any representation or warranty of Seller set forth in Section 4.4, the third sentence of Section 4.10(h), Section 4.19, Section 4.20 and Section 4.24 shall not be true and correct (in all material respects) as of the date of the Merger Agreement and as of immediately prior to the expiration of the Offer as though made on or as of such date except, in each case, those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, that need only be true and correct as of such date or with respect to such period, (iii) any representation or warranty of Seller set forth in Section 4.7(b) shall not be true and correct in a manner resulting in a restatement of any of Seller Financial Reports (as defined in the Merger Agreement), the basis of which restatement would be reasonably likely to result in a material diminution in value of Seller for Parent as of immediately prior to the expiration of the Offer, or (iv) any representation or warranty of Seller set forth in Section 4.3 shall not be true and correct in a manner that could result in Parent or Purchaser becoming obligated under the terms of the Merger Agreement to pay consideration for or assume an aggregate of 250,000 or more Company Shares, Company Options, Company RSUs or any other securities of Seller more than the number of Company Shares, Company Options, Company RSUs or any other securities of Seller contemplated by Section 4.3 to be purchased or assumed by Purchaser or Parent pursuant to the Offer and the Merger as of the date of the Merger Agreement and as of immediately prior to the expiration of the Offer as though made on or as of such date, except, in each case, those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, that need only be true and correct as of such date or with respect to such period;

(g)	Seller shall have failed to comply with or perform in any material respect any covenant, obligation or agreement of the Seller under the Merger Agreement;

(h)	Seller shall have furnished to Parent a certificate dated as of the date of determination signed on behalf of Seller by the chief executive officer and the chief financial officer of Seller to the effect that the conditions in (e), (f) and (g) of the foregoing shall not have occured;

(i)	the Merger Agreement shall have been terminated in accordance with its term; or

(j)	the closing price of the Standard & Poor’s 500 Stock Index, as reported in the Wall Street Journal, shall be below 737 each trading day during the “Applicable Lookback Period.”

The Merger Agreement defines “Applicable Lookback Period” as a number of consecutive trading days immediately preceding an Expiration Date upon which none of the conditions or events set in this Section 15 shall have occurred and be continuing (the “Qualified Expiration Date”). If the Qualified Expiration Date occurs during the period beginning with the date of the Merger Agreement and ending on (and including) the date that is sixty-nine (69) calendar days following the date of the Merger Agreement, then the Applicable Lookback Period shall be the five (5) consecutive trading days immediately preceding the Qualified Expiration Date. If the Qualified Expiration Date occurs during the period beginning with the date that is seventy (70) calendar days from date of the Merger Agreement and ending on (and including) the date that is eighty-nine (89) calendar days from the date of the Merger Agreement, then the Applicable Lookback Period shall be the six (6) consecutive trading days immediately preceding the Qualified Expiration Date. If the Qualified Expiration Date occurs during the period beginning with the date that is ninety (90) calendar days from date of the Merger Agreement and ending on (and including) the date that is one hundred and nine (109) calendar days from the date of the Merger Agreement, then the Applicable Lookback Period shall be the seven (7) consecutive trading days immediately preceding the Qualified Expiration Date. If the Qualified Expiration Date occurs during the period beginning with the date that is one hundred and ten (110)

calendar days from date of the Merger Agreement and ending on (and including) the date that is one hundred and twenty-nine (129) calendar days from the date of the Merger Agreement, then the Applicable Lookback Period shall be the eight (8) consecutive trading days immediately preceding the Qualified Expiration Date. If the Qualified Expiration Date occurs during the period beginning with the date that is one hundred and thirty (130) calendar days from date of the Merger Agreement and ending on (and including) the date that is one hundred and forty-nine (149) calendar days from the date of the Merger Agreement then the Applicable Lookback Period shall be the nine (9) consecutive trading days immediately preceding the Qualified Expiration Date. If the Qualified Expiration Date occurs on or after the date that is one hundred and fifty (150) calendar days following the date of the Merger Agreement, then the Applicable Lookback Period shall be the ten (10) consecutive trading days immediately preceding the Qualified Expiration Date.

The foregoing conditions are in addition to, and not a limitation of, the rights of Parent and the Purchaser to extend, terminate and/or modify the Offer pursuant to the terms of the Merger Agreement.

Purchaser expressly reserves the right (but shall not be obligated) at any time or from time to time, in its sole discretion, to amend or waive any such condition (other than the Minimum Condition, which may not be amended or waived), to increase the price per Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided, that, without the prior written consent of Seller, no change may be made that decreases the price per Share payable in the Offer, changes the form of consideration payable in the Offer, reduces the maximum number of Shares sought to be purchased in the Offer, adds to the conditions to the Offer set forth in this Section 15 — “Conditions of the Offer,” extends the Offer other than as permitted by the Merger Agreement, or modifies or amends any condition to the Offer in any manner adverse to the holders of Shares.

16.	Certain Legal Matters; Regulatory Approvals.

General. Other than as set forth below, Purchaser is not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 16—“Certain Legal Matters; Regulatory Approvals” based on its examination of publicly available information filed by Seller with the SEC and other publicly available information concerning Seller, the Purchaser is not aware of any governmental license or regulatory permit that appears to be material to Seller’s business that might be adversely affected by the Purchaser’s acquisition of Company Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Company Shares by the Purchaser or Parent as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that, except as described below under “State Takeover Statutes,” such approval or other action will be sought. While the Purchaser does not currently intend to delay acceptance for payment of Company Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Seller’s business, any of which under certain conditions specified in the Merger Agreement could cause the Purchaser to elect to terminate the Offer without the purchase of Company Shares thereunder. See Section 15 — “Conditions of the Offer.”

Securities Class Action Litigation. On June 4, 2009, Mark Harvey filed on behalf of himself and the public stockholders of Seller, a complaint (the “Harvey Complaint”) in the Superior Court of the State of California, Alameda County against Seller and the Seller Board alleging that the Seller Board breached its fiduciary duties to Seller’s stockholders in connection with the negotiation and execution of the Merger Agreement and the Offer. The complaint seeks declaratory and injunctive relief, including declaring the Merger Agreement to be unenforceable as a breach of the fiduciary duties of the directors, rescinding the Offer and related documents, enjoining the directors from entering into the Offer until a fair price for the stockholders is obtained, directing the individual defendants to obtain a transaction in the best interest of Seller’s stockholders, and requiring payment of plaintiff’s costs and attorneys’ fees.

On June 5, 2009, Donald Smith filed on behalf of himself and the public stockholders of Seller, a complaint in the Superior Court of the State of California, Alameda County against Seller, the Seller Board and Intel raising substantially similar allegations as the Harvey Complaint.

Intel is currently evaluating these complaints.

State Takeover Statutes. As a Delaware corporation, Seller is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL would prevent an “interested stockholder” (generally defined in Section 203 of the DGCL as a person beneficially owning 15% or more of a corporation’s voting stock) from engaging in a “business combination” (as defined in Section 203 of the DGCL) with a Delaware corporation for three (3) years following the time such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares); or (iii) at or following the transaction in which such person became an interested stockholder, the business combination is (A) approved by the board of directors of the corporation and (B) authorized at a meeting of stockholders by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock of the corporation not owned by the interested stockholder. In accordance with the provisions of Section 203, Seller Board has approved the Merger Agreement and the transactions contemplated thereby and, therefore, the restrictions of Section 203 are inapplicable to the Merger and the transactions contemplated under the Merger Agreement.

A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in such states. If any government official or third party seeks to apply any state takeover law to the Offer or the Merger, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or any such merger or other business combination and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer the Merger, we might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See Section 1 — “Terms of the Offer.”

United States Antitrust Compliance. Under the HSR Act, and the related rules and regulations that have been issued by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. These requirements apply to the Purchaser’s acquisition of the Company Shares in the Offer and the Merger.

Under the HSR Act, the purchase of Company Shares in the Offer may not be completed until the expiration of a fifteen (15) calendar day waiting period, which begins when Parent has filed a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division, unless the FTC and Antitrust Division grant early termination of such waiting period. If the fifteen (15) calendar day waiting period expires on a federal holiday or weekend day, the waiting period is automatically extended until 11:59 p.m. the next business day. Seller must file a Premerger Notification and Report Form ten days after Parent files its Premerger Notification and Report Form. Parent and Seller filed a Premerger Notification and Report Form under the HSR Act with the

FTC and Antitrust Division in connection with the purchase of Company Shares in the Offer and the Merger on June 5, 2009. The required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m., New York City time, on or about June 22, 2009, unless the FTC and Antitrust Division grant early termination of the waiting period, or Parent receives a request for additional information or documentary material prior to that time. If within the fifteen (15) calendar day waiting period either the FTC or the Antitrust Division requests additional information or documentary material from Parent, the waiting period with respect to the Offer and the Merger would be extended for an additional period of ten (10) calendar days following the date of Parent’s substantial compliance with that request. Only one (1) extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act rules. After that time, the waiting period may be extended only by court order. The FTC or the Antitrust Division may terminate the additional ten (10) calendar day waiting period before its expiration. In practice, complying with a request for additional information and documentary material can take a significant period of time.

The FTC and the Antitrust Division may scrutinize the legality under the antitrust laws of proposed transactions such as the Purchaser’s acquisition of Company Shares in the Offer and the Merger. At any time before or after the purchase of Company Shares by the Purchaser, the FTC or the Antitrust Division could take any action under the antitrust laws that it either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of Company Shares in the Offer and the Merger, the divestiture of Company Shares purchased in the Offer or the divestiture of substantial assets of Parent, Seller or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general also may bring legal actions under the antitrust laws under certain circumstances.

Antitrust in Germany. Under the provisions of the German Act against Restraints on Competition (“ARC”), the acquisition of Company Shares pursuant to the Offer may be consummated if the acquisition is approved by the German Federal Cartel Office (“FCO”), either by written approval or by expiration of a one (1) month waiting period commenced by the filing by Parent of a complete notification (the “German Notification”) with respect to the Offer, unless the FCO notifies Parent within the one (1) month waiting period of the initiation of an in-depth investigation. Parent filed the German Notification on June 5, 2009, on behalf of itself and the Company. If the FCO initiates an in-depth investigation, the acquisition of Company Shares under the Offer may be consummated if the acquisition is approved by the FCO, either by written approval or by expiration of a four (4) month waiting period commenced by the filing of the German Notification, unless the FCO notifies Parent within the four (4) month waiting period that the acquisition satisfies the conditions for a prohibition and may not be consummated. The written approval by the FCO or the expiration of any applicable waiting period is a condition to the Purchaser’s obligation to accept for payment and pay for Company Shares tendered pursuant to the Offer.

The Merger will not require an additional filing under the ARC if the Purchaser owns fifty percent (50%) or more of the outstanding shares at the time of the Merger and if the Merger occurs after the acquisition of shares under the Offer is approved by the FCO, either by written approval or by expiration of any applicable waiting period.

Antitrust in Israel. The Restrictive Trade Practices Law 5748-1988 and the regulations promulgated thereunder require the filing of a notice of merger with the Restrictive Trade Practices Commissioner where the applicable criteria are met. Parent and the Company each filed a notice of merger under said Act on June 7, 2009. Within thirty (30) days of receiving such notice of merger from the parties to the merger, the Restrictive Trade Practices Commissioner will notify the parties that it (i) objects to the Merger, (ii) consents to the Merger, subject to certain conditions, or (iii) will require additional information or an extension of time to properly review the transactions. The consent of the Restrictive Trade Commissioner must be received prior to closing the Merger.

Antitrust in Brazil. The parties have submitted the Merger for approval by the Brazilian antitrust authorities. The Secretariat for Economic Monitoring and Secretariat of Economic Law will consider the Merger and each will issue an opinion to the Administrative Council for Economic Defense, Brazil’s antitrust tribunal (the “Brazilian Council”). The Brazilian Council will make a decision with respect to the Merger. The review of the Merger by the Brazilian antitrust authorities may take longer than six (6) months, but will not prevent the consummation of the Merger. However, if the Brazilian Council decides that the Merger would harm competition, it may impose restrictions on the parties or order an unwinding of the Merger.

Antitrust in Japan. After the transaction closes, the parties intend to submit the Merger for approval by the Japanese antitrust authorities consistent with applicable law. The Japan Fair Trade Commission (“JFTC”) will then review the Merger under the applicable law. This review will not prevent the consummation of the Merger. However, the JFTC has the ability to impose restrictions on the parties or bring suit with the Tokyo High Court to unwind the merger if it determines that the transaction would harm competition.

Other Foreign Laws. Seller and Parent and certain of their respective subsidiaries conduct business in other foreign countries where regulatory filings or approvals may be required or desirable in connection with the consummation of the Offer or the Merger. Parent and Seller are analyzing the applicability of any such laws and currently intend to take such action as may be required or desirable. If any such laws are applicable or any foreign governmental entity takes an action prior to the completion of the Offer, the Purchaser may not be obligated to accept for payment or pay for any Company Shares tendered. See Section 15 — “Conditions of the Offer.”

17.	Fees and Expenses.

Georgeson Securities Corporation (“GSC”) is acting as Dealer Manager in connection with the Offer, for which services GSC will receive customary compensation. Parent and the Purchaser have agreed to reimburse GSC for reasonable costs and expenses incurred in connection with GSC’s engagement, and to indemnify GSC and certain related parties against specified liabilities. In the ordinary course of GSC’s businesses, GSC and its affiliates may actively trade or hold securities of Parent and Seller for the accounts of customers and, accordingly, GSC or its affiliates may at any time hold long or short positions in these securities or loans.

We have retained Georgeson Inc. to act as the information agent and Computershare Trust Company, N.A., to act as the depositary in connection with the Offer and the Merger. The Information Agent may contact holders of Company Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services and will be reimbursed for certain reasonable out-of-pocket expenses.

We will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Company Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

18.	Miscellaneous.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Company Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. We may, in our sole discretion, take such action as we may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by the Dealer Manager or one (1) or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

No person has been authorized to give any information or to make any representation on behalf of Parent or the Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of the Purchaser, the Depositary, the Dealer Manager or the Information Agent for the purpose of the Offer.

The Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, Seller has filed with the SEC a Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Seller Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth in Section 7 — “Certain Information Concerning Seller” above.

APC II Acquisition Corporation

June 11, 2009

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF

PARENT AND THE PURCHASER

1. Directors and Executive Officers of Parent. The following table sets forth the name, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five (5) years for each director and the name, present principal occupation or employment and material occupations, positions, offices or employment for at least the past five (5) years for each executive officer of Parent. The current business address of each person is at 2200 Mission College Boulevard, Santa Clara, California 95054-1549. The telephone number of each person is (408) 765-8080. Unless otherwise indicated, each such person is a citizen of the United States of America.

DIRECTORS

Name and Address	Present Principal Occupation or Employment, Material Positions Held During the Last Five (5) Years
Ambassador Charlene Barshefsky

Intel Board member since 2004

2001 – present, Senior International Partner at Wilmer Cutler Pickering Hale and Dorr LLP, multinational law firm, Washington, D.C.

1997 – 2001, United States Trade Representative, chief trade negotiator, and principal trade policy maker for the United States, and a member of the President’s cabinet Member of American Express Company, Estée Lauder Companies, and Starwood Hotels & Resorts Worldwide Boards of Directors

Susan L. Decker

Intel Board member since 2006

2007 – 2009, President of Yahoo! Inc., global Internet company, Sunnyvale, California

2006 – 2007, Executive Vice President of the Advertiser and Publisher Group of Yahoo! Inc.

2000 – 2007, Executive Vice President of Finance and Administration, and Chief Financial Officer of Yahoo! Inc. Member of Berkshire Hathaway Inc. and Costco Wholesale Corporation Boards of Directors

John J. Donahoe

Intel Board member since 2009

2008 – present, President and Chief Executive Officer of eBay, Inc., online marketplace, San Jose, California

2005 – 2008, President of eBay Marketplaces

2000 – 2005, Worldwide Managing Director, Bain & Company

Reed E. Hundt

Intel Board member since 2001

1998 – present, Principal of Charles Ross Partners, LLC, private investor and advisory service, Washington, D.C.

1998 – present, independent adviser to McKinsey & Company, Inc., worldwide management consulting firm, Washington, D.C.

1993 – 1997, Chairman of Federal Communications Commission

Member of Data Domain, Inc. and Infinera Corporation Boards of Directors

Name and Address	Present Principal Occupation or Employment, Material Positions Held During the Last Five (5) Years
Paul S. Otellini

Intel Board member since 2002

2005 – present, President and Chief Executive Officer of Intel Corporation

2002 – 2005, President and Chief Operating Officer Member of Google, Inc. Board of Directors

Joined Intel in 1974

James D. Plummer

Intel Board member since 2005

1999 – present, Dean of the School of Engineering at Stanford University, Stanford, California

1978 – present, Professor of Electrical Engineering at Stanford University

Member of National Academy of Engineering

Member of International Rectifier Corporation and Leadis Technology, Inc. Boards of Directors

David S. Pottruck

Intel Board member since 1998

2005 – present, Chairman and Chief Executive Officer of Red Eagle Ventures, Inc., private equity firm, San Francisco, California

2004 – present, Senior Fellow at Wharton School of Business Center for Leadership and Change Management

2005 – 2008, Chairman of Eos Airlines

1984 – 2004, served in various capacities at The Charles Schwab Corporation, including President, Chief Executive Officer, and member of the Board of Directors

Jane E. Shaw

Intel Board member since 1993, Chairman of the Board since May 2009

1998 – 2005, Chairman and Chief Executive Officer of Aerogen, Inc., specialty medical device company, Mountain View, California

Member of McKesson Corporation Board of Directors

John L. Thornton

Intel Board member since 2003

2003 – present, Professor and Director of Global Leadership at Tsinghua University, Beijing, China

1981 – 2003, served in various capacities at Goldman Sachs Group, Inc., including President, Co-Chief Operating Officer, and member of the Board of Directors

Member of HSBC Holdings plc, China Unicom (Hong Kong) Limited, Ford Motor Company, and News Corporation Boards of Directors

Frank D. Yeary

Intel Board member since 2009

2008 – present, Vice Chancellor, University of California, Berkeley, California

2004 – 2008, Managing Director, Global Head of Mergers and Acquisitions, Citigroup Investment Banking

David B. Yoffie	Intel Board member since 1989 1993 – present, Professor of International Business Administration, Harvard Business School, Cambridge, Massachusetts 1981 – present, member of Harvard University faculty

OFFICERS

Name and Address	Present Principal Occupation or Employment, Material Positions Held During the Last Five (5) Years
Andy D. Bryant

2007 – present, Executive VP, Finance and Enterprise Services, Chief Administrative Officer

2001 – 2007, Executive VP, Chief Financial and Enterprise Services Officer

Member of Columbia Sportswear Company and McKesson Corporation Boards of Directors

Joined Intel in 1981

Stacy J. Smith

2007 – present, VP, Chief Financial Officer

2006 – 2007, VP, Assistant Chief Financial Officer

2004 – 2006, VP of Finance and Enterprise Services, Chief Information Officer

2002 – 2004, VP of Sales and Marketing Group, General Manager (GM) of Europe, Middle East, and Africa

Joined Intel in 1988

Sean M. Maloney

2008 – present, Executive VP, Chief Sales and Marketing Officer

2006 – 2008, Executive VP, GM of Sales and Marketing Group, Chief Sales and Marketing Officer

2005 – 2006, Executive VP, GM of Mobility Group

2001 – 2005, Executive VP, GM of Intel Communications Group

Member of Autodesk, Inc. Board of Directors

Joined Intel in 1982

David Perlmutter	2007 – present, Executive VP, GM of Mobility Group 2005 – 2007, Senior VP, GM of Mobility Group 2005 – VP, GM of Mobility Group 2000 – 2005, VP, GM of Mobile Platforms Group Joined Intel in 1980

Arvind Sodhani	2007 – present, Executive VP of Intel, President of Intel Capital 2005 – 2007, Senior VP of Intel, President of Intel Capital 1990 – 2005, VP, Treasurer Joined Intel in 1981

Robert J. Baker	2001 – present, Senior VP, GM of Technology and Manufacturing Group Joined Intel in 1979

Patrick P. Gelsinger	2005 – present, Senior VP, GM of Digital Enterprise Group 2002 – 2005, Senior VP, Chief Technology Officer Joined Intel in 1979

William M. Holt

2006 – present, Senior VP, GM of Technology and Manufacturing Group

2005 – 2006, VP, Co-GM of Technology and Manufacturing Group

1999 – 2005, VP, Director of Logic Technology Development

Joined Intel in 1974

Bruce Sewell	2005 – present, Senior VP, General Counsel 2004 – 2005, VP, General Counsel 2001 – 2004, VP of Legal and Government Affairs, Deputy General Counsel Joined Intel in 1995

Name and Address	Present Principal Occupation or Employment, Material Positions Held During the Last Five (5) Years
Thomas M. Kilroy	2005 – present, VP, GM of Digital Enterprise Group 2003 – 2005, VP of Sales and Marketing Group, Co-President of Intel Americas Joined Intel in 1990

2. Directors and Executive Officers of the Purchaser. The following table sets forth the name, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five (5) years for each director and the name, citizenship, business address, business phone number, present principal occupation or employment and material occupations, positions, offices or employment for at least the past five (5) years for each executive officer of the Purchaser. The current business address of each person is at 2200 Mission College Boulevard, Santa Clara, California 95054-1549. The telephone number of each person is (408) 765-8080. Unless otherwise indicated, each such person is a citizen of the United States of America.

Name and Address	Present Principal Occupation or Employment; Material Positions Held During the Past Five (5) Years
Arvind Sodhani	2007 – present, Executive VP of Intel, President of Intel Capital 2005 – 2007, Senior VP of Intel, President of Intel Capital 1990 – 2005, VP, Treasurer Joined Intel in 1981

Marty Linné	2008 – present, General Counsel Intel Capital Corporation 2005 – 2006, Managing Director, Air Group GATX Corporation 1998 – 2005, Vice President, Air Group GATX Corporation Joined Intel in 2008

Tiffany Doon Silva	2001 – present, Treasury Counsel at Intel Corporation Joined Intel in 1999

Ravi Jacob	2004 – present, Vice President and Treasurer Joined Intel in 1984

Cary Klafter	2003 – present, Vice President of Legal and Corporate Affairs, Director of Corporate Legal and Corporate Secretary Joined Intel in 1996

Trina Van Pelt	2004 – present, Director of Mergers, Acquisitions & Divestitures at Intel Corporation. Joined Intel in 2004

Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Company Shares and any other required documents should be sent or delivered by each stockholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Offer is:

Computershare Trust Company, N.A.

If delivering by mail:	If delivering by overnight delivery:

Computershare Trust Company, N.A c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI, 02940-3011	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 250 Royall Street Suite V Canton, MA, 02021

Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or the Dealer Manager. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

Georgeson Inc.

199 Water Street, 26th Floor

New York, NY 10038-3560

Banks and Brokerage Firms, Please Call:

(212) 440-9800

Stockholders and All Others Please Call Toll-Free:

(877) 278-4762

The Dealer Manager for the Offer is:

Georgeson Securities Corporation

199 Water Street, 26th Floor

New York, NY 10038-3560

Please Call Toll-Free:

(800) 445-1790